Exhibit 10.1

Execution Version

AMENDMENT NO. 1

THIS AMENDMENT NO. 1 (this “Amendment”), dated as of April 24, 2023, is entered into among HUNTINGTON INGALLS INDUSTRIES, INC., a Delaware corporation (the “Borrower”), JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the lenders party to the Credit Agreement (as defined below) (the “Lenders”).

RECITALS

WHEREAS, the Borrower, the Lenders and the Administrative Agent are party to the Amended and Restated Credit Agreement, dated as of August 2, 2021 (as amended, modified, extended, restated, replaced, or supplemented from time to time prior to the date hereof, the “Credit Agreement”; and the Credit Agreement as amended by this Amendment, the “Amended Credit Agreement”);

WHEREAS, certain loans under the Credit Agreement denominated in US Dollars incur or are permitted to incur interest, fees or other amounts based on the LIBO Rate under and in accordance with the terms of the Credit Agreement;

WHEREAS, the Borrower, the Lenders and the Administrative Agent have agreed to replace the LIBO Rate for Loans made in US Dollars with the applicable Benchmark Replacement; and

WHEREAS, pursuant to Section 9.02(b) of the Credit Agreement, the Borrower, the Lenders and the Administrative Agent agree to amend the Credit Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

2. Agreement. The Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages attached as Exhibit A hereto.

3. Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions (the date of the satisfaction of all such conditions, the “Amendment Effective Date”):

(a) The Administrative Agent (or its counsel) shall have received from the Borrower and each Lender either (x) a counterpart of this Amendment signed on behalf of the Borrower and each Lender or (y) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Amendment by facsimile or other means of electronic transmission (e.g., “pdf”)) that the Borrower and each Lender has signed a counterpart of this Amendment.

(b) [Reserved].

(c) At the time of and immediately after effectiveness of this Amendment, no Default or Event of Default shall have occurred and be continuing.

4. Representations and Warranties. The Borrower represents and warrants to the Administrative Agent that, as of the Amendment Effective Date:

(a) entering into this amendment is within its corporate powers and the Amendment has been duly authorized;

(b) the execution and delivery of this Amendment by the Borrower, and performance by the Borrower of its obligations hereunder (a) is within its powers and has been duly authorized by all requisite entity action on its part to be performed, (b) does not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except for (i) any filings or reports required under the federal securities laws and (ii) such as have been obtained or made and are in full force and effect, (c) will not violate any applicable law, statute, rule or regulation or the certificate or articles of incorporation, by-laws or other organizational documents of the Borrower or any of the Restricted Subsidiaries or any order of any Governmental Authority, and (d) will not be in conflict with, violate or result in a default or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any indenture, agreement or other instrument binding upon the Borrower or any of the Restricted Subsidiaries or its property or assets, where any such failure to obtain consent or approval or make a filing or report, or such conflict, violation, breach or default, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) this Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(d) the representations and warranties of the Borrower set forth in the Credit Agreement (other than the representation and warranties set forth in Section 3.04(c) and Section 3.06 of the Credit Agreement) shall be true and correct in all material respects on and as of the Amendment Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case they are true and correct in all material respects as of such earlier date; provided that any such representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language (other than the representation and warranties set forth in Section 3.04(c) and Section 3.06 of the Credit Agreement) is true and correct in all respects as so qualified; and

(e) at the time of and immediately after effectiveness of this Amendment, no Default or Event of Default has occurred and is continuing.

5. Reaffirmation; Reference to and Effect on the Loan Documents.

(a) From and after the Amendment Effective Date, each reference in the Credit Agreement to “hereunder,” “hereof,” “this Agreement” or words of like import and each reference in the other Loan Documents to “Credit Agreement,” “thereunder,” “thereof” or words of like import shall, unless the context otherwise requires, mean and be a reference to the Credit Agreement as amended by this Amendment. This Amendment is a Loan Document.

(b) The Loan Documents, and the obligations of the Borrower under the Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms.

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(c) The Borrower (i) acknowledges and consents to all of the terms and conditions of this Amendment, (ii) affirms all of its obligations under the Loan Documents and (iii) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Loan Documents.

(d) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(e) In the event of any conflict between the terms of this Amendment and the terms of the Credit Agreement or the other Loan Documents, the terms hereof shall control.

6. Existing Interest Periods for Dollar Loans. Notwithstanding anything to the contrary in the Credit Agreement, the Amended Credit Agreement or this Amendment, any Eurodollar Loans denominated in US Dollars and outstanding as of the Amendment Effective Date shall continue to the end of the applicable Interest Period for such Eurodollar Loans and the provisions of the existing Credit Agreement applicable thereto shall continue and remain in effect (notwithstanding the amendments effected pursuant to Section 2 of this Amendment and the occurrence of the Amendment Effective Date) until the end of the applicable Interest Period for such Eurodollar Loans, after which such provisions shall have no further force or effect as it relates to Loans denominated in US Dollars.

7. Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial, Etc.

(a) This Amendment shall be construed in accordance with and governed by the law of the State of New York, without regard to conflict of laws principles thereof to the extent such principles would cause the application of the law of another state.

(b) EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN SECTIONS 9.09 AND 9.10 OF THE CREDIT AGREEMENT AS IF SUCH SECTIONS WERE SET FORTH IN FULL HEREIN.

8. Amendments; Headings; Severability. This Amendment may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Borrower, each Lender party hereto, and the Administrative Agent. The Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting this Amendment. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9. Execution in Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed

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to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

10. Notices. All notices hereunder shall be given in accordance with the provisions of Section 9.01 of the Credit Agreement.

[remainder of page intentionally left blank]

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Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	HUNTINGTON INGALLS INDUSTRIES, INC., as the Borrower

	By:	/s/ D. R. Wyatt
	Name:	D. R. Wyatt
	Title:	Corporate Vice President and Treasurer

[Signature Page to Revolving Credit Agreement Amendment]

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A ., as Administrative Agent

	By:	/s/ Jonathan Bennett
	Name:	Jonathan Bennett
	Title:	Executive Director

[Signature Page to Revolving Credit Agreement Amendment]

LENDER:	JPMORGAN CHASE BANK, N.A., as a Lender and an Issuing Bank

	By:	/s/ Jonathan Bennett
	Name:	Jonathan Bennett
	Title:	Executive Director

[Signature Page to Revolving Credit Agreement Amendment]

LENDER:	BANK OF AMERICA, N .A., as a Lender and an Issuing Bank

	By:	/s/ Prathamesh Kshirsagar
	Name:	Prathamesh Kshirsagar
	Title:	Director

[Signature Page to Revolving Credit Agreement Amendment]

LENDER:	MIZUHO BANK, LTD., as a Lender and an Issuing Bank

	By:	/s/ Donna DeMagistris
	Name:	Donna DeMagistris
	Title:	Executive Director

[Signature Page to Revolving Credit Agreement Amendment]

LENDER:	MUFG Bank, LTD., as a Lender and an Issuing Bank

	By:	/s/ Wolfgang Arbaczewski
	Name:	Wolfgang Arbaczewski
	Title:	Authorized Signatory

[Signature Page to Revolving Credit Agreement Amendment]

LENDER:	THE BANK OF NOVA SCOTIA, as a Lender and an Issuing Bank

	By:	/s/ Catherine Jones
	Name:	Catherine Jones
	Title:	Managing Director

[Signature Page to Revolving Credit Agreement Amendment]

LENDER:	U.S. Bank National Association, as a Lender and an Issuing Bank

	By:	/s/ Ken Gorski
	Name:	Ken Gorski
	Title:	Vice President

[Signature Page to Revolving Credit Agreement Amendment]

LENDER:	Wells Fargo Bank, N.A., as a Lender and an Issuing Bank

	By:	/s/ Michael Dearani
	Name:	Michael Dearani
	Title:	Vice President

[Signature Page to Revolving Credit Agreement Amendment]

LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Peter Nguyen
	Name:	Peter Nguyen
	Title:	Vice President

[Signature Page to Revolving Credit Agreement Amendment]

LENDER:	PNC BANK, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Eric H. Williams
	Name:	Eric H. Williams
	Title:	Senior Vice President

[Signature Page to Revolving Credit Agreement Amendment]

LENDER:	TD Bank, N.A., as a Lender

	By:	/s/ Steve Levi
	Name:	Steve Levi
	Title:	Senior Vice President

[Signature Page to Revolving Credit Agreement Amendment]

LENDER:	TRUIST BANK, as a Lender

	By:	/s/ Christian Jacobsen
	Name:	Christian Jacobsen
	Title:	Director

[Signature Page to Revolving Credit Agreement Amendment]

LENDER:	COMERICA BANK, As a Lender

	By:	/s/ Adebayo Owolewa
	Name:	Adebayo Owolewa
	Title:	Senior Vice President

[Signature Page to Revolving Credit Agreement Amendment]

Fifth Third Bank, National Association, as a Lender

By:	/s/ Lindsay Bossong
Name:	Lindsay Bossong
Title:	Director

[Signature Page to Revolving Credit Agreement Amendment]

LENDER:	First Horizon Bank, as a Lender

	By:	/s/ Liz Febles
	Name:	Liz Febles
	Title:	Vice President

[Signature Page to Revolving Credit Agreement Amendment]

LENDER:	HANCOCK WHITNEY BANK, as a Lender

	By:	/s/ Adam P. Askew
	Name:	Adam P. Askew
Title:

[Signature Page to Revolving Credit Agreement Amendment]

Exhibit A

(Attached hereto)

EXHIBIT A

CONFORMED CREDIT AGREEMENT FOR AMENDMENT NO. 1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

August 2, 2021

among

HUNTINGTON INGALLS INDUSTRIES, INC.,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Issuing Bank,

and

JPMORGAN CHASE BANK, N.A.,

BANK OF AMERICA, N.A.,

MIZUHO BANK, LTD.,

MUFG BANK, LTD.,

THE BANK OF NOVA SCOTIA,

U.S. BANK NATIONAL ASSOCIATION and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Issuing Banks

JPMORGAN CHASE BANK, N.A.,

BANK OF AMERICA, N.A.,

MIZUHO BANK, LTD.,

MUFG BANK, LTD.,

THE BANK OF NOVA SCOTIA,

U.S. BANK NATIONAL ASSOCIATION and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lead Arrangers and Joint Bookrunners,

BANK OF AMERICA, N.A.,

MIZUHO BANK, LTD.,

MUFG BANK, LTD.,

THE BANK OF NOVA SCOTIA,

U.S. BANK NATIONAL ASSOCIATION and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents,

and

CAPITAL ONE, NATIONAL ASSOCIATION,

PNC BANK, NATIONAL ASSOCIATION,

TD BANK, N.A. and

TRUIST BANK,

as Documentation Agents

Page

ARTICLE 1
Definitions

SECTION 1.01. Defined Terms	1
SECTION 1.02. Classification of Loans and Borrowings	~~36~~39
SECTION 1.03. Terms Generally	~~36~~40
SECTION 1.04. Accounting Terms; GAAP	~~37~~40
SECTION 1.05. Currency Translation	~~37~~40
SECTION 1.06. Pro Forma Calculations	~~37~~40
SECTION 1.07. Divisions	41
SECTION 1.08. Interest Rates; ~~LIBOR~~Benchmark Notification	41

ARTICLE 2
The Credits

SECTION 2.01. Commitments	~~38~~42
SECTION 2.02. Loans and Borrowings	~~38~~42
SECTION 2.03. Requests for Borrowings	~~39~~43
SECTION 2.04. [Reserved]	~~40~~43
SECTION 2.05. Letters of Credit	~~40~~43
SECTION 2.06. Funding of Borrowings	~~46~~50
SECTION 2.07. Interest Elections	~~47~~51
SECTION 2.08. Termination and Reduction of Commitments	~~48~~52
SECTION 2.09. Repayment of Loans; Evidence of Debt	~~49~~53
SECTION 2.10. [Reserved]	53
SECTION 2.11. Voluntary Prepayments	53
SECTION 2.12. Mandatory Prepayments	~~50~~54
SECTION 2.13. Fees	54
SECTION 2.14. Interest	~~52~~56
SECTION 2.15. Alternate Rate of Interest	57
SECTION 2.16. Increased Cost	60
SECTION 2.17. Break Funding Payments	61
SECTION 2.18. Taxes	62
SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set Offs	66
SECTION 2.20. Mitigation Obligations; Replacement of Lenders	68
SECTION 2.21. Defaulting Lenders	69
SECTION 2.22. Incremental Facilities	70
SECTION 2.23. Refinancing Facilities	74
SECTION 2.24. Illegality	76
SECTION 2.25. Extension of Maturity Date	77

i

(continued)

Page

ARTICLE 3
Representations and Warranties

SECTION 3.01. Organization; Powers	79
SECTION 3.02. Authorization; Enforceability	~~73~~79
SECTION 3.03. Governmental Approvals; No Conflicts	79
SECTION 3.04. Financial Condition; No Material Adverse Change	80
SECTION 3.05. [Reserved]	~~74~~80
SECTION 3.06. Litigation and Environmental Matters	80
SECTION 3.07. Compliance with Laws	80
SECTION 3.08. Investment Company Status	81
SECTION 3.09. Taxes	81
SECTION 3.10. ERISA	81
SECTION 3.11. [Reserved]	~~75~~81
SECTION 3.12. Use of Proceeds	~~75~~81
SECTION 3.13. [Reserved]	81
SECTION 3.14. Subsidiaries	81
SECTION 3.15. [Reserved]	81
SECTION 3.16. [Reserved]	82
SECTION 3.17. [Reserved]	82
SECTION 3.18. [Reserved]	82
SECTION 3.19. [Reserved]	82
SECTION 3.20. Sanctions	82
SECTION 3.21. PATRIOT Act	82
SECTION 3.22. Anti-Corruption	82

ARTICLE 4
Conditions

SECTION 4.01. Effective Date	82
SECTION 4.02. Existing Credit Agreement	84
SECTION 4.03. Each Credit Event	84

ARTICLE 5
Affirmative Covenants

SECTION 5.01. Financial Statements; Ratings Change and Other Information	85
SECTION 5.02. Notices of Material Events	87
SECTION 5.03. Existence; Conduct of Business	87
SECTION 5.04. Payment of Obligations	88

(continued)

(continued)

Page

ARTICLE 9
Miscellaneous

SECTION 9.01. Notices	~~103~~109
SECTION 9.02. Waivers; Amendments	~~104~~110
SECTION 9.03. Expenses; Limitation of Liability; Indemnity; Damage Waiver	112
SECTION 9.04. Successors and Assigns	~~108~~114
SECTION 9.05. Survival	118
SECTION 9.06. Counterparts; Integration; Effectiveness	118
SECTION 9.07. Severability	120
SECTION 9.08. Right of Setoff	120
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process	~~114~~120
SECTION 9.10. WAIVER OF JURY TRIAL	121
SECTION 9.11. Headings	~~115~~121
SECTION 9.12. Confidentiality	~~115~~121
SECTION 9.13. Interest Rate Limitation	122
SECTION 9.14. Conversion of Currencies	123
SECTION 9.15. USA PATRIOT Act	~~117~~123
SECTION 9.16. [Reserved]	123
SECTION 9.17. Guarantee Release	123
SECTION 9.18. Security Clearance	124
SECTION 9.19. No Fiduciary Relationship	124
SECTION 9.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions	124
SECTION 9.21. Acknowledgement Regarding Any Supported QFCs	~~119~~125

ARTICLE 10

SCHEDULES:

Schedule 2.01 – Commitments
Schedule 2.05A – LC Commitments
Schedule 2.05B – Existing Letters of Credit
Schedule 3.14 – Subsidiaries
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens

EXHIBITS:

(continued)

Page

Exhibit A Form of Assignment and Assumption
Exhibit B Form of Borrowing Request
Exhibit C Form of LC Continuing Agreement
Exhibit D [Reserved]
Exhibit E [Reserved]
Exhibit F Specified Acquisition Notice
Exhibit G Form of Compliance Certificate
Exhibit H Form of Confidentiality Agreement
Exhibit I Form of U.S. Tax Certificate

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is dated as of August 2, 2021, among HUNTINGTON INGALLS INDUSTRIES, INC., the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and an Issuing Bank.

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of a revolving credit facility comprising revolving loans, in an aggregate principal amount at any time outstanding not in excess of $1,500,000,000; and, as a sub-facility of such revolving credit facility, that the Issuing Banks agree to issue letters of credit in an aggregate face amount at any time outstanding not in excess of $300,000,000.

WHEREAS, the Lenders are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower and its Restricted Subsidiaries, in each case on the terms and subject to the conditions set forth herein.

WHEREAS, this Agreement amends and restates the Existing Credit Agreement (as defined herein) in its entirety effective from and after the Effective Date.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” has the meaning assigned to such term in the definition of “Permitted Acquisition”.

“ Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if Adjusted Daily Simple SOFR as so determined would be less than zero such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“Adjusted ~~LIBO~~Term SOFR Rate” means, ~~with respect to any Eurodollar Borrowing~~ for any Interest Period, an interest rate per annum ~~(rounded upwards, if necessary to the next 1/16 of 1%)~~ equal to (a) the ~~LIBO~~Term SOFR Rate for such Interest Period ~~multiplied by (b) the Statutory Reserve Rate~~, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person as of any date of determination, another Person that as of such date directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“All-In Yield” means as to any Indebtedness, the yield thereof, determined by (a) including interest rate margins, original issue discount (“OID”) (based on a four-year average life to maturity or, if less, the remaining life to maturity), upfront fees payable by the Borrower generally to all the lenders of such Indebtedness, (b) including any Adjusted ~~LIBO~~Term SOFR Rate, Adjusted Daily Simple SOFR or Alternate Base Rate “floor” applicable to such Indebtedness (but only to the extent an increase in the “floor” in respect of the applicable Class of Senior Credit Facilities to match such differential would cause an increase in the interest rate then in effect) and (c) excluding arrangement, commitment, structuring and underwriting fees and any amendment fees and other fees, in each case, not shared generally with the Lenders under the applicable Class of Senior Credit Facilities.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted ~~LIBO~~Term SOFR Rate for a one month Interest Period ~~on~~as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%~~,~~; provided that~~,~~ for the purpose of this definition, the Adjusted ~~LIBO~~Term SOFR Rate for any day shall be based on the ~~LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate)~~Term SOFR Reference Rate at approximately ~~11:00 a.m. London~~5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the

Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBO~~Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBO~~Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.15 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.15(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Ancillary Document” has the meaning assigned to it in Section 9.06(b).

“Anti-Corruption Laws” has the meaning assigned to such term in Section 3.22.

“Applicable Margin” means, for any day, with respect to any ABR Loan ~~or Eurodollar~~, Term Benchmark Loan or RFR Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable margin per annum set forth below under the caption “ABR Spread”, “~~Eurodollar~~Term Benchmark Spread,” “RFR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Borrower’s Credit Rating:

Credit Rating:	ABR Spread	Term Benchmark Spread	~~Eurodollar~~R FR Spread	Commitment Fee Rate
Level 1 BBB+ / Baa1 or higher	0.125%	1.125%	1.125%	0.125%
Level 2 BBB / Baa2 or higher, but below BBB+ / Baal	0.250%	1.250%	1.250%	0.15%
Level 3 BBB-/Baa3 or higher, but below BBB/Baa2	0.375%	1.375%	1.375%	0.20%
Level 4 BB+ / Ba1 or higher, but below BBB-/Baa3	0.625%	1.625%	1.625%	0.25%
Level 5 below BB+ / Ba1	1.000%	2.000%	2.000%	0.30%

“Credit Rating” means, as of any date of determination, the available public corporate credit and/or corporate family ratings of the Borrower as determined by each of Moody’s and S&P; provided that if the Borrower is split rated, then the higher of such Credit Ratings shall apply, unless there is a split in Credit Ratings of more than one ratings level, in which case the Credit Rating that is one level lower than the higher of the Borrower’s two Credit Ratings shall apply.

Initially, the Applicable Margin shall be determined based upon the Credit Rating specified in the certificate delivered pursuant to Section 4.01(d)(y). Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Credit Rating shall be effective, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if any such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this provision to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Party” has the meaning assigned to it in Section 8.03(c).

“Applicable Revolving Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Total Commitments represented by such Lender’s Revolving Total Commitment; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Revolving Percentage” shall mean the percentage of the total Revolving Total Commitments (disregarding any Defaulting Lender’s Revolving Total Commitment) represented by such Lender’s Revolving Total Commitment. If the Revolving Total Commitments have terminated or expired, the Applicable Revolving Percentages shall be determined based upon the Revolving Total Commitments most recently in effect, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Ascension” means Ascension Holding Company, LLC, a Delaware limited liability company and majority-owned joint venture of the Main Shipbuilding Subsidiary.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Credit Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or a component thereof) or payment period for interest calculated with reference to such Benchmark (or a component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (~~f~~e) of Section 2.15.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benchmark” means, initially, ~~LIBO~~with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, ~~a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its~~and the related Benchmark Replacement Date have occurred with respect to ~~LIBO~~the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark

Replacement has replaced such prior benchmark rate pursuant to clause (b) ~~or clause (c)~~ of Section 2.15.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent ~~(in consultation with the Borrower)~~ for the applicable Benchmark Replacement Date:

~~(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;~~

(~~2~~1) the ~~sum of: (a)~~Adjusted Daily Simple SOFR ~~and (b) the related Benchmark Replacement Adjustment~~;

(~~3~~2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

~~provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).~~

If the Benchmark Replacement as determined pursuant to clause (1)~~,~~ or (2~~) or (3~~) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement~~:~~

, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by ~~(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:~~

~~(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or~~

~~recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;~~

~~(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and~~

~~(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the~~the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities~~;~~ at such time.

~~provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion in consultation with the Borrower.~~

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark ~~Replacement~~ and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark ~~Replacement~~ exists, in such other manner of administration as the Administrative Agent ~~decides~~determines in its reasonable discretion, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to ~~the~~such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date ~~of the public~~ on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication ~~of information~~ referenced ~~therein; or~~in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

~~(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.15(c); or~~

~~(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.~~

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to ~~the~~such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced ~~the~~such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15 and (y) ending at the time that a Benchmark Replacement has replaced ~~the~~such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation in a form reasonably acceptable to the Administrative Agent and each requesting Lender.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

~~“Board” means the Board of Governors of the Federal Reserve System of the United States of America.~~

“Borrower” means Huntington Ingalls Industries, Inc., a Delaware corporation.

“Borrowing” means Loans of the same Class and Type made (or converted or continued) on the same date and, in the case of ~~Eurodollar~~Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower in accordance with Section 2.03 and substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Business Day” means, any day ~~that is not~~(other than a Saturday~~,~~ or a Sunday ~~or other day~~) on which ~~commercial~~ banks are open for business in New York City ~~are authorized or required by law to remain closed~~; provided that, ~~when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market.~~in addition to the foregoing, a Business Day shall be (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or financial leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by, or whose nomination was approved by, the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) any “change of control” (or any comparable term) shall occur under the Senior Notes or any other Material Indebtedness to the extent resulting in a put right for the holders thereof.

“Change in Law” means the occurrence after the Effective Date (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any

Governmental Authority made or issued after the Effective Date; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Term Loans, Refinancing Revolving Loans or Refinancing Term Loans and (b) any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Incremental Term Facility Commitment, Refinancing Revolving Facility Commitment or a Refinancing Term Facility Commitment. Incremental Term Loans, Refinancing Revolving Loans and Refinancing Term Loans that have different terms and conditions (together with the Commitments in respect thereof) shall be construed to be in different Classes.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment, Refinancing Revolving Facility Commitment, Refinancing Term Facility Commitment and Incremental Term Facility Commitment. The initial aggregate amount of the Commitments of the Lenders on the Effective Date is $1,500,000,000.

“Communications” has the meaning assigned to it in Section 8.03(c).

“Compliance Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit G.

“Confidentiality Agreement” means a binding confidentiality agreement substantially in the form of Exhibit H, which may be an electronic “click-through” agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) letters of credit fees (to the extent not included in Consolidated Interest Expense) for such period, (iii) consolidated income tax expense for such period, (iv) all amounts attributable to depreciation and amortization for such period, (v) any non-cash charges (other than the write-down of current assets, except for work in progress), (vi) any extraordinary losses, expenses or charges for such period, (vii) subject to the first proviso below, any unusual or non-recurring losses, expenses or charges, (viii) any financing fees, financial and other advisory fees, accounting and consulting fees and legal fees and related costs and expenses incurred during such period in connection with acquisitions, investments and asset sales permitted by this Agreement, (ix) any cash or non-cash charges or losses relating to the closing of the shipyard in Avondale, Louisiana or the facilities in Waggaman, Louisiana, or any restructuring or reorganization of the Borrower or any of its Subsidiaries (including severance costs), and (x) Transaction Expenses, minus (b) without duplication (i) all cash payments made, or any other cash impact reflected, during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(v) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary, unusual or non-recurring gains and all non-cash items of income for such period, plus/minus (c) unrealized losses/gains in respect of Swap Contracts, all determined on a consolidated basis in accordance with GAAP, and (d) subject to the first proviso below, giving pro forma effect to reasonably identifiable and factually supportable “run rate” cost savings and synergies in connection with acquisitions, divestitures and business optimization initiatives, to the extent projected by the Borrower in good faith to result from specified actions taken or expected to be taken within 12 months after the consummation of such acquisition or divestiture or the material commencement of such initiative; provided that the aggregate net amount by which Consolidated EBITDA is increased (if positive) by the application of the adjustments in clauses (a)(vii) and (d) above for any period shall not exceed 15% of Consolidated EBITDA for such period (calculated before giving effect to such adjustments); provided, further, that for purposes of calculating the Total Leverage Ratio for any period (A) the Consolidated EBITDA of any Acquired Entity or Majority Acquired Entity acquired by the Borrower or any Restricted Subsidiary pursuant to a Permitted Acquisition or Permitted Acquisition (Majority) during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period (provided that in the case of any such Majority Acquired Entity (x) such entity shall not be a newly created joint venture and (y) any such amount included on a pro forma basis in respect of a Majority Acquired Entity shall not exceed the amount of dividends and other distributions that would have been actually paid to the Borrower or a Wholly Owned Restricted Subsidiary by such Person during the applicable portion of such period assuming dividends and other distributions were made to the holder of such portion of its Equity Interests in accordance with the applicable good faith projections made available by the Borrower at the time of the Permitted Acquisition (Majority)) and (B) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by the Borrower or any Restricted Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period).

“Consolidated Interest Expense” means, for any period, (a) the interest expense (including without limitation imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, minus (c) the interest income with respect to unrestricted cash and Permitted Investments of the Borrower and the Restricted Subsidiaries earned during such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Restricted Subsidiary with respect to interest rate Swap Contracts.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Restricted Subsidiary, (c) the income of any Person in which any other Person (other than the Borrower or a Wholly Owned Restricted Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Wholly Owned Restricted Subsidiary by such Person during such period, and (d) any gains attributable to sales of assets out of the ordinary course of business.

“Consolidated Net Tangible Assets” means, at any time, (a) the total assets appearing on the most recently prepared consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of the end of the most recent fiscal quarter of the Borrower and the Restricted Subsidiaries for which such balance sheet is available, prepared in accordance with GAAP, minus (b) all intangible assets, including without limitation, goodwill, patents, trademarks, copyrights, franchises and research and development costs.

“Consolidated Total Assets” means, at any time, the total assets appearing on the most recently prepared consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of the end of the most recent fiscal quarter of the Borrower and the Restricted Subsidiaries for which such balance sheet is available, prepared in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.21.

“Credit Rating” has the meaning assigned to such term in the definition of “Applicable Margin.”

“Daily Simple SOFR” means, for any day~~,~~ (a “SOFR~~, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent, in consultation with the Borrower, may establish another convention in its reasonable discretion.~~ Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR, without notice to the Borrower.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Total Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Revolving Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Borrower, the Administrative Agent or any Issuing Bank in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent or any Issuing

Bank in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Borrower, the Administrative Agent or any Issuing Bank, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the receipt of such certification by the Borrower, the Administrative Agent, or any Issuing Bank in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-in Action, or is the subsidiary of a Lender Parent that has become the subject of a Bankruptcy Event or a Bail-in Action.

“Designated Foreign Currency” means, with respect to any applicable Letter of Credit, any foreign currency that is (a) freely traded and exchangeable into US Dollars and (b) approved by the applicable Issuing Bank.

“Designated Payment Account” means an account with the Administrative Agent designated from time to time by the Borrower in a writing executed by a Financial Officer.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Latest Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Latest Maturity Date.

“Documentation Agents” means the Documentation Agents listed on the cover page.

“Domestic Restricted Subsidiary” means any Domestic Subsidiary that is a Restricted Subsidiary.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

~~“Early Opt-in Election” means, if the then-current Benchmark is LIBO Rate, the occurrence of:~~

~~(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently~~

~~outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~

~~(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.~~

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning assigned to such term in Section 4.01.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws (statutory, common or otherwise), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) release or threatened release of any Hazardous Materials into the environment or (e) contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest (including through convertible securities); provided that any Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests, unless and until any such Indebtedness is so converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a determination that a Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA); (c) the failure to timely make a contribution required to be made with respect to any Plan or any Multiemployer Plan; (d) a determination that a Multiemployer Plan is, or is expected to be, in “endangered status” or “critical status” (each as defined in Section 305(b) of ERISA); (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of, or withdrawal or partial withdrawal from, any Plan or Multiemployer Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; or (h) the occurrence of a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code which would reasonably be expected to result in liability to the Borrower or any of its ERISA Affiliates.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

~~“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.~~

“Event of Default” has the meaning assigned to such term in Article 7.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18 (f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of November 22, 2017, among the Borrower, the lenders and issuing banks party thereto and JPMCB, as administrative agent.

“Existing Letters of Credit” means the “Letters of Credit” as defined in the Existing Credit Agreement that are outstanding under the Existing Credit Agreement immediately prior to the Effective Date and listed on Schedule 2.05B.

“Existing Maturity Date” has the meaning assigned to such term in Section 2.25(a).

“Extending Lender” has the meaning assigned to such term in Section 2.25(b)(ii).

“Extension Date” has the meaning assigned to such term in Section 2.25(a).

“Extension Request” means a written request from the Borrower to the Administrative Agent requesting an extension of the Revolving Credit Maturity Date pursuant to Section 2.25.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation or other published administrative guidance implementing an intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letters” means the fee letter dated July 12, 2021, between JPMorgan Chase Bank, N.A. and the Borrower.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fitch” means Fitch Ratings, Inc. and any successor thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to ~~LIBO Rate.~~the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall be zero.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any (i) Subsidiary that is treated as a corporation for U.S. federal income tax purposes that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia, (ii) Subsidiary substantially all of the assets of which consist, directly or indirectly, of at least 65% of the voting stock of one or more Subsidiaries described in clause (i) of this definition, (iii) entity treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the voting stock of a Subsidiary described in clauses (i) or (ii) of this definition and (iv) Subsidiary of an entity described in clauses (i) or (ii) of this definition.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include (x) endorsements for collection or deposit in the ordinary course of business or (y) any customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations related to Indebtedness).

“Guarantee Agreement” means the Guarantee Agreement, dated as of the date hereof, among the Borrower, the Guarantors party thereto and the Administrative Agent for the benefit of itself and the Lenders.

“Guarantors” means each of the Borrower’s direct and indirect Wholly Owned Domestic Restricted Subsidiaries other than Immaterial Subsidiaries.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any environmental law.

“HII Risk Management” means Huntington Ingalls Industries Risk Management LLC, a Vermont limited liability company.

“Immaterial Subsidiary” means each Subsidiary of the Borrower designated from time to time by the Borrower to the Administrative Agent as an “Immaterial Subsidiary” (unless subsequently designated by the Borrower as not being an “Immaterial Subsidiary”), provided that if, as of any date, the Immaterial Subsidiaries account (in the aggregate) for more than 5% of Consolidated EBITDA or more than 5% of Consolidated Total Assets, based on the most recent financial statements that have been delivered under Section 5.01(a) or (b), then one or more of such Immaterial Subsidiaries shall for all purposes of this Agreement be designated by the Borrower not to be Immaterial Subsidiaries, until such excess shall have been eliminated.

~~“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.~~

“Incremental Commitments Effective Date” has the meaning assigned to such term in Section 2.22(f).

“Incremental Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.22(e).

“Incremental Lender” has the meaning assigned to such term in Section 2.22(d).

“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Commitments Increase Lender” has the meaning assigned to such term in Section 2.22(i).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Facility Commitment” means, with respect to each Lender under an Incremental Term Facility, the commitment of such Lender to make Incremental Term Loans pursuant to such Incremental Term Facility.

“Incremental Term Loans” means Loans made pursuant to an Incremental Term Facility.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade and other current accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (but to the extent such Lien does not extend to any other property of such Person and is otherwise non-recourse against such Person, limited to the fair market value of such property), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) net obligations of such Person under any Swap Contracts, valued at the Agreement Value thereof, (i) all obligations of such Person in respect of Disqualified Stock, (j) all obligations of such Person as an account party in respect of letters of credit and (k) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December~~,~~ and the Revolving Credit Maturity Date, (b) with respect to any ~~Eurodollar~~RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Revolving Credit Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of ~~the~~each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a ~~Eurodollar~~Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Revolving Credit Maturity Date.

“Interest Period” means with respect to any ~~Eurodollar~~Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter~~, or, if agreed by all Revolving Lenders of the~~ (in each case, subject to the availability for the Benchmark applicable ~~Class, twelve months thereafter or any other agreed time~~to the relevant Loan or Commitment), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless~~, in the case of a Eurodollar Borrowing only,~~ such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day ~~and~~, (ii) any Interest Period ~~pertaining to a Eurodollar Borrowing~~ that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.15(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

~~“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:~~

~~(a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period of that Loan, and~~

~~(b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.~~

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means, with respect to any standby Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means each financial institution with an LC Commitment set forth on Schedule 2.05A and each other Person that shall have become an Issuing Bank hereunder as provided in Section 2.05(i), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(j). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates (provided that the identity and creditworthiness of the Affiliate is reasonably acceptable to the Borrower), in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” shall be deemed to be a reference to the relevant Issuing Bank.

“Issuing Bank Agreement” has the meaning assigned to such term in Section 2.05(i).

“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

“Judgment Currency” has the meaning assigned to such term in Section 9.14.

“Latest Maturity Date” means, as at any date of determination, the latest maturity date then applicable to any outstanding Senior Credit Facility (including as extended pursuant to Section 9.02(e)).

“LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05. The amount of each Issuing Bank’s LC Commitment as of the Effective Date is set forth on Schedule 2.05A, or in such Issuing Bank’s Issuing Bank Agreement.

“LC Continuing Agreement Form” has the meaning assigned to such term in Section 2.05(a).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exchange Rate” means, on any day, with respect to US Dollars in relation to any Designated Foreign Currency, the rate at which US Dollars may be exchanged into such currency, as set forth at approximately 12:00 noon, New York City time, on such day on the applicable Reuters World Currency Page, or, if requested by the applicable Issuing Bank, as determined by such Issuing Bank through its foreign exchange desk. In the event that any such rate does not appear on the applicable Reuters World Currency Page or cannot be determined by the applicable Issuing Bank, the LC Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent or the applicable Issuing Bank, and the Borrower or, in the absence of such agreement, such LC Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent, at or about 11:00 a.m., London time, on such date for the purchase of such

Designated Foreign Currency with US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent or, if requested by the applicable Issuing Bank, such Issuing Bank, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“LC Exposure” means, at any time, the sum of (a) the aggregate of the US Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit at such time plus (b) the aggregate of the US Dollar Equivalents of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time (determined as provided in Section 2.05 as of the applicable LC Participation Calculation Dates in the case of LC Disbursements in respect of which the Borrower’s reimbursement obligations have been converted to US Dollar amounts in accordance with such Section). The LC Exposure of any Revolving Lender at any time shall be its Applicable Revolving Percentage of the total LC Exposure at such time.

“LC Participation Calculation Date” means, with respect to any LC Disbursement made in a currency other than US Dollars, (a) the date on which the applicable Issuing Bank shall advise the Administrative Agent that it purchased with US Dollars the currency used to make such LC Disbursement, or (b) if such Issuing Bank shall not advise the Administrative Agent that it made such a purchase, the date on which such LC Disbursement is made.

“Lead Arrangers” means the Lead Arrangers and Joint Bookrunner listed on the cover page.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise become a party hereto as a Lender in accordance with the terms hereof, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise ceases to be a Lender hereunder in accordance with the terms hereof. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Lender-Related Person” means the Administrative Agent, any Lead Arranger, any Syndication Agent, any Documentation Agent, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement (including the Existing Letters of Credit).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

~~“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided that if the LIBO Rate determined in accordance with the~~ f~~oregoing would otherwise be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.~~

~~“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate (“LIBOR”) as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for US Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate determined pursuant to the foregoing shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.~~

~~“LIBOR” has the meaning assigned to such term in the definition of “LIBO Screen Rate”.~~

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in or on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Guarantee Agreement, the Letters of Credit, any Refinancing Facility Amendment, any Incremental Facility Amendment, any promissory note issued under Section 2.09(e) and any other document executed in connection with the foregoing.

“Loan Parties” means the Borrower and the Guarantors (but, in the case of any Guarantor, only for so long as that Guarantor has not been released from its Guarantee under the Guarantee Agreement in accordance with its terms).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Main Shipbuilding Subsidiary” means Huntington Ingalls Incorporated, a Virginia corporation.

“Majority Acquired Entity” has the meaning assigned to such term in the definition of “Permitted Acquisition (Majority)”.

“Margin Stock” has the meaning assigned to such term in Regulation U issued by the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, results of operations or financial position of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform their obligations under this Agreement and the other Loan Documents or (c) the rights and remedies of the Lenders or the Administrative Agent under this Agreement and the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Contracts, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Contract at any time shall be the Agreement Value thereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute or with respect to which the Borrower or any ERISA Affiliate has any liability.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-extending Lender” has the meaning assigned to such term in Section 2.25(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a ~~Federal~~federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates ~~shall~~as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the

Loans, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan Documents.

“Original Credit Agreement” means the Amended and Restated Credit Agreement dated as of November 6, 2013, among the Borrower, the lenders and issuing banks party thereto and JPMCB, as administrative agent as in effect immediately prior to July 13, 2015.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight ~~Eurodollar borrowings~~eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions ~~(~~, as such composite rate shall be determined by the NYFRB as set forth on ~~its public website~~the NYFRB’s Website from time to time~~)~~, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate ~~(from and after such date as the NYFRB shall commence to publish such composite rate)~~.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c). “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the acquisition of all or substantially all the assets of a Person or division or line of business of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Restricted Subsidiary and (ii) the Acquired Entity shall be in a Permitted Business.

“Permitted Acquisition (Majority)” means the acquisition of not less than a majority of the Equity Interests of a Person other than an Acquired Entity (referred to herein as the “Majority Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Restricted Subsidiary and (ii) the Majority Acquired Entity shall be in a Permitted Business.

“Permitted Business” means (a) any business conducted by the Borrower and the Restricted Subsidiaries on the Effective Date, (b) any business with the Navy, the Coast Guard or other governmental agency that is substantially related, ancillary or complementary to the businesses described in clause (a) above and (c) any other business reasonably related, ancillary or complementary to any aspect of the businesses described in clause (a) or clause (b) above or extensions, expansions or developments thereof.

“Permitted Investments” means:

(a)

direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b)	investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)

investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)

fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e)

money market funds that (i) comply with the criteria set forth in Rule 2a-7 of the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension (collectively, “Refinancing”) of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended (collectively, “Refinanced”) except by an amount equal to unpaid accrued interest and premium thereon, (b) such Refinancing has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Refinancing is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) the terms and conditions (including, if applicable, as to collateral) of any such Refinanced Indebtedness are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being Refinanced, taken as a whole, (e) such Refinancing is incurred by the Person who is the obligor on the Indebtedness being Refinanced, (f) at the time thereof, no Default or Event of Default shall have occurred and be continuing and (g) the Borrower and its Restricted Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such Refinancing, with the financial covenant set forth in Section 6.11.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.21.

“Qualified Capital Stock” of any Person means any Equity Interest of such Person that is not Disqualified Stock.

“Rating Agency” means each of S&P, Moody’s and Fitch.

“Recipient” has the meaning assigned to such term in Section 9.12.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is ~~LIBO~~the Term SOFR Rate, ~~11:00 a.m. (London~~5:00 a.m. (Chicago time) on the day that is two ~~London banking days~~U.S. Government Securities Business Days preceding the date of such setting , ~~and~~ (2) if such Benchmark is ~~not LIBO Rate~~Daily Simple SOFR, then four Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion in consultation with the Borrower.

“Refinancing Effective Date” has the meaning assigned to such term in Section 2.23(e).

“Refinancing Facilities” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Facility Amendment” has the meaning assigned to such term in Section 2.23(d).

“Refinancing Lender” has the meaning assigned to such term in Section 2.23(c).

“Refinancing Notes” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Revolving Facility” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Revolving Facility Commitment” means, with respect to each Lender under a Refinancing Revolving Facility, the commitment of such Lender to make Refinancing Revolving Loans pursuant to such Refinancing Revolving Facility.

“Refinancing Revolving Loans” means Loans made pursuant to a Refinancing Revolving Facility.

“Refinancing Term Facility” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Term Facility Commitment” means, with respect to each Lender under a Refinancing Term Facility, the commitment of such Lender to make Refinancing Term Loans pursuant to such Refinancing Term Facility.

“Refinancing Term Loans” means Loans made pursuant to a Refinancing Term Facility.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB~~,~~ or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Replacement Lender” has the meaning assigned to such term in Section 2.25(c).

“Required Lenders” means, at any time, Lenders having Term Loans, Revolving Total Exposures and unused Revolving Total Commitments representing more than 50% of the sum of total Term Loans, Revolving Total Exposures and unused Revolving Total Commitments at such time; provided that the Revolving Total Exposure and unused Revolving Total Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50% of the sum of total Revolving Credit Exposures and unused Revolving Credit Commitments of all Revolving Credit Lenders at such time; provided that the Revolving Credit Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Revolving Credit Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response Date” has the meaning assigned to such term in Section 2.25(a).

“Responsible Officer” means any Financial Officer, chief executive officer, general counsel, chief compliance officer or chief administrative officer of the Borrower.

“Restricted Companies” means the Borrower and the Restricted Subsidiaries.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than any Unrestricted Subsidiary.

“Revaluation Date” means, with respect to any Letter of Credit denominated in a Designated Foreign Currency, each of the following: (a) each date of issuance of a Letter of Credit denominated in a Designated Foreign Currency, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by an Issuing Bank under any Letter of Credit denominated in a Designated Foreign Currency and (d) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Loans pursuant to Section 2.01, expressed as a US Dollar amount representing the maximum aggregate permitted amount of such Revolving Credit Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The initial amount of each Revolving Credit Lender’s Revolving Credit Commitment as of the Effective Date is set forth on Schedule 2.01 under the heading “Revolving Credit Commitment”, or in the Assignment and Assumption pursuant to which such Revolving Credit Lender shall have assumed its Revolving Credit Commitment, as applicable. The aggregate amount of the Revolving Credit Commitments on the date hereof is $1,500,000,000. For the avoidance of doubt, Incremental Revolving Commitments in respect of the Revolving Credit Facility shall constitute Revolving Credit Commitments, and as the context may require and to the extent contemplated by the relevant amendment establishing any other Class of Revolving Total Commitments, Revolving Credit Commitments shall include such other Class of Revolving Total Commitments.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure attributable to its Revolving Credit Commitments at such time.

“Revolving Credit Facility” means the Revolving Credit Commitments and the extensions of credit made hereunder by the Revolving Credit Lenders pursuant to such Revolving Credit Commitments.

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or an outstanding Revolving Credit Exposure.

“Revolving Credit Maturity Date” means with respect to any Lender, the later of (a) the date that is the fifth anniversary of the Effective Date and (b) if the maturity date is extended as to such Lender pursuant to Section 2.25(b), such extended maturity date as determined pursuant to such Section; provided, however, that in each case, if such date is not a Business Day, the

Revolving Credit Maturity Date shall be the next succeeding Business Day, unless such Business Day is in the next calendar month, in which case the Revolving Credit Maturity Date shall be the next preceding Business Day.

“Revolving Credit Party” means the Administrative Agent, any Issuing Bank, or any other Revolving Lender.

“Revolving Facility” means the Revolving Credit Facility and each Refinancing Revolving Facility.

“Revolving Lender” means each Revolving Credit Lender and each Lender under a Refinancing Revolving Facility.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Revolving Refinanced Lender” has the meaning assigned to such term in Section 2.23(g).

“Revolving Refinancing Lender” has the meaning assigned to such term in Section 2.23(g).

“Revolving Total Commitments” means, with respect to each Revolving Lender, the sum of such Revolving Lender’s Revolving Credit Commitments and Refinancing Revolving Facility Commitments.

“Revolving Total Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and Refinancing Revolving Loans and its LC Exposure at such time.

“Revolving Total Loans” means Revolving Loans and Refinancing Revolving Loans.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global, Inc. and any successor thereto.

“Sanctions” has the meaning assigned to such term in Section 3.12.

“Senior Credit Facilities” means the revolving credit facilities (including the letter of credit subfacility thereunder) and term loan facilities (if any) provided for by this Agreement (including without limitation Incremental Facilities entered into after the Effective Date and governed by this Agreement).

“Senior Credit Facilities (Financial Covenant)” means Senior Credit Facilities having the benefit of the financial covenant of Section 6.11.

“Senior Notes” means, collectively, (i) the Borrower’s 3.844% Senior Notes due 2025 in an initial aggregate principal amount of $500,000,000, (ii) the Borrower’s 3.483% Senior Notes due 2027 in an initial aggregate principal amount of $600,000,000 and (iii) the Borrower’s 4.200% Senior Notes due 2030 in an initial aggregate principal amount of $500,000,000 and, in each case, any Permitted Refinancing thereof.

“Significant Subsidiary” means (i) each Restricted Subsidiary other than Restricted Subsidiaries that, in the aggregate, as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01, constitute “minor” subsidiaries as defined in Rule 3-10 of Regulation S-X and (ii) for purposes of Section 5.01(k) only, “Significant Subsidiary” shall include each Unrestricted Subsidiary other than Unrestricted Subsidiaries that, in the aggregate, as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01, constitute “minor” subsidiaries as defined in Rule 3-10 of Regulation S-X.

“SOFR” means~~, with respect to any Business Day,~~ a rate ~~per annum~~ equal to the secured overnight financing rate ~~for such Business Day published~~as administered by the SOFR Administrator ~~on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day~~.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Specified Acquisition” means any Permitted Acquisition, Permitted Acquisition (Majority) or similar investment, if the aggregate amount of consideration (such consideration (a) excluding amounts attributable to the issuance of capital stock of the Borrower and (b) including, for the avoidance of doubt, any indebtedness satisfied or defeased at the closing of such acquisition by payment thereof, directly or indirectly, by the Borrower or its Subsidiaries or assumed in connection with such acquisition) for such acquisition or similar investment is at least $250,000,000. For the avoidance of doubt, the acquisition of Alion Holding Corp., a Delaware corporation (“Alion”), as described in the stock purchase agreement dated as of July 4, 2021, by and among Alion Holdings LLC, Alion and the Borrower, shall constitute a Specified Acquisition.

“Specified Acquisition Consummation Period” has the meaning assigned to such term in Section 6.11.

“Specified Acquisition Notice” has the meaning assigned to such term in Section 6.11.

“Spin-off Transaction Documents” means the “Transaction Documents” (as defined in the Original Credit Agreement).

~~“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.~~

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, directly or indirectly, owned, controlled or held by the parent or one or more of the other subsidiaries of the parent or by the parent and one or more of the other subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Supported QFC” has the meaning assigned to it in Section 9.21.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps or options, bond or bond index swaps or options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any other master agreement or related schedules, including any such obligations or liabilities arising therefrom.

“Syndication Agents” means the Syndication Agents listed on the cover page.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“ Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate (other than solely as a result of clause (c) of the definition of Alternate Base Rate).

“Term Borrowing” means a Borrowing comprised of Incremental Term Loans or Refinancing Term Loans.

“Term Loans” means Incremental Term Loans and Refinancing Term Loans.

~~“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~

“Term SOFR ~~Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.~~ Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR ~~Transition Event” means the determination by the Administrative Agent in consultation with the Borrower that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.15 that is not Term SOFR.~~Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a

U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Titan II” means Titan II Inc., a Delaware corporation and a Wholly Owned Subsidiary of the Borrower.

“Titan II Guarantees” means (i) (A) the performance guaranty dated as of April 11, 2002, by Titan II, as guarantor, to the United States of America, Naval Sea Systems Command (the “Navy”), as beneficiary, (B) the performance guaranty dated as of May 30, 2006, by Titan II, as guarantor, to the Navy, as beneficiary, (C) the performance guaranty dated as of April 24, 2007, by Titan II, as guarantor, to the Navy, as beneficiary, and (D) any other similar guarantee pursuant to which Titan II has guaranteed the performance of the Main Shipbuilding Subsidiary, or any affiliate of the Main Shipbuilding Subsidiary, under shipbuilding construction contracts with the Navy or a command or other division thereof and (ii) the guaranty agreement dated as of December 1, 2006, between Titan II, as guarantor, and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee, pursuant to which Titan II has guaranteed the payment of certain Industrial Revenue Bonds.

“Total Debt” means, at any time, the total Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis at such time consisting of debt for borrowed money, reimbursement obligations in respect of drawn, unreimbursed letters of credit or bankers’ acceptances, Capital Lease Obligations and purchase money debt.

“Total Leverage Ratio” means, on any date, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Transaction Expenses” means all legal fees, auditors fees and other fees or expenses incurred by the Borrower and the Restricted Subsidiaries in connection with the Transactions (including without limitation, financing fees, financial and other advisory fees, accounting and consulting fees and legal fees and related costs and expenses).

“Transactions” means (a) the effectiveness of this Agreement, the borrowings hereunder on the Effective Date and the continuation of letters of credit under the Existing Credit Agreement as Letters of Credit hereunder on the Effective Date, (b) the prepayment of loans and other obligations owing under the Existing Credit Agreement and (c) the payment of fees and expenses in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted ~~LIBO~~Term SOFR Rate ~~or~~ (other than solely as a result of clause (c) of the definition of Alternate Base Rate), the Alternate Base Rate or, if applicable pursuant to Section 2.15, the Adjusted Daily Simple SOFR.

“UCP” means, with respect to any commercial Letter of Credit, the Uniform Customs and Practice for Documentary Credits, as published by the International Chamber of Commerce in 2007 (the “UCP600”) or such later version as may be applicable on the date of issuance of such Letter of Credit and with respect to a standby Letter of Credit on an exception basis only as required by the beneficiary or by statute.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the board of directors of the Borrower (or, in the case of Titan II, Ascension and HII Risk Management, designated by operation of the second-to-last sentence of Section 5.12) as an Unrestricted Subsidiary pursuant to Section 5.12 (and continuing until such time that such designation may be thereafter revoked by the Borrower). As of the Effective Date, the only Unrestricted Subsidiaries of the Borrower are Titan II, Ascension and HII Risk Management.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any currency other than US Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent or, if requested by the applicable Issuing Bank, such Issuing Bank using the LC Exchange Rate with respect to such currency in effect for such amount on such date. The US Dollar Equivalent at any time of the amount of any Letter of Credit or LC Disbursement denominated in any currency other than US Dollars shall be the amount most recently determined as provided in Section 1.05.

“US Dollars” or “$” means the lawful money of the United States of America.

“ U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.21.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.18. (f)(ii)(B)(3).

“Wholly Owned Domestic Restricted Subsidiary” means a Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary.

“Wholly Owned Restricted Subsidiary” means a Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield Differential” has the meaning assigned to such term in Section 2.22(b).

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “~~Eurodollar~~Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “~~Eurodollar~~Term Benchmark Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “~~Eurodollar~~Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “~~Eurodollar~~Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or the rules promulgated with respect thereto or in the application thereof on the operation of such provision or on the method of calculation of financial covenants, standards or terms of this Agreement (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05. Currency Translation. The Administrative Agent or the applicable Issuing Bank shall determine the US Dollar Equivalent of any Letter of Credit denominated in a Designated Foreign Currency as of any Revaluation Date, in each case using the LC Exchange Rate for the applicable currency in effect on the date of determination, and each such amount shall be the US Dollar Equivalent of such Letter of Credit until the next Revaluation Date. The Administrative Agent or, if requested by the applicable Issuing Bank, such Issuing Bank shall in addition determine the US Dollar Equivalent of any Letter of Credit denominated in any Designated Foreign Currency as provided in Section 2.05. The Administrative Agent or the applicable Issuing Bank, if they have not determined themselves, shall notify the Borrower and the applicable Issuing Bank of each calculation of the US Dollar Equivalent of each Letter of Credit and LC Disbursement.

SECTION 1.06. Pro Forma Calculations. All pro forma calculations permitted or required to be made by the Borrower or any Restricted Subsidiary pursuant to this Agreement shall include only those adjustments that would be (a) permitted or required by Regulation S-X under the Securities Act of 1933, as amended, together with those adjustments that (i) have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions and (ii) are based on reasonably detailed written assumptions and (b) required by the definition of Consolidated EBITDA.

SECTION 1.07. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.08. Interest Rates; ~~LIBOR~~Benchmark Notification. The interest rate on ~~Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate~~a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, ~~a Term SOFR Transition Event or an Early Opt-in Election,~~ Section 2.15(b) ~~and (c) provide the~~provides a mechanism for determining an alternative rate of interest. The ~~Administrative Agent will promptly notify the Borrower, pursuant to Section 2.15(e), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the~~ Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to ~~the London interbank offered rate or other rates in the definition of “LIBO Rate”~~any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof ~~(including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.15(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.15(d)),~~, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the ~~LIBO Rate~~existing interest rate being replaced or have the same volume or liquidity as did ~~the London interbank offered~~any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the

Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 2

THE CREDITS

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in US Dollars in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan of any Class shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments of such Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.15, each Borrowing shall be comprised entirely of ABR Loans ~~or Eurodollar~~, Term Benchmark Loans or, solely to the extent applicable pursuant to Section 2.15, RFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any ~~Eurodollar~~ Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any ~~Eurodollar Revolving~~Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,000,000. At the time that each ABR Revolving Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 ~~Eurodollar~~Term Benchmark Borrowings or RFR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any ~~Eurodollar~~ Borrowing if the

Interest Period requested with respect thereto would end after the then applicable maturity date for the Revolving Total Commitments.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a ~~Eurodollar~~Term Benchmark Borrowing~~,~~ not later than 12:00 noon, New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing, (b) in the case of an RFR Borrowing (to the extent applicable pursuant to Section 2.15), not later than 12:00 noon, New York City time, five U.S. Government Securities Business Days before the date of the proposed Borrowing or ~~x)~~ (c) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Term Borrowing or a Revolving Borrowing, and whether such Borrowing is to be an ABR Borrowing or ~~a Eurodollar~~Term Benchmark Borrowing (or, solely to the extent applicable pursuant to Section 2.15, an RFR Borrowing); and

(iv) in the case of a ~~Eurodollar~~Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested ~~Eurodollar~~Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. For the avoidance of doubt, in no event shall the Borrower be permitted to request pursuant to this Section 2.03, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Borrowing (it being understood and agreed that Adjusted Daily Simple SOFR shall only apply to the extent provided in Section 2.15).

SECTION 2.04. [Reserved].

SECTION 2.05. Letters of Credit. ~~xi)~~ (a) General. (i) Subject to the terms and conditions set forth herein and except as otherwise agreed between the Borrower and the applicable Issuing Bank, the Borrower may request the issuance of commercial, standby and direct pay Letters of Credit denominated in US Dollars or any Designated Foreign Currency approved by the applicable Issuing Bank (and in the case of any such Designated Foreign

Currency, (A) subject to any cap imposed by such applicable Issuing Bank in respect of such Designated Foreign Currency and (B) provided that the LC Exposure of Letters of Credit denominated in Designated Foreign Currencies shall not exceed $100,000,000 at any time), (x) for its own account or (y) for its own account and, jointly, for the account of any of its Restricted Subsidiaries (and in each case under this clause (y), the Borrower shall be considered the sole obligor under such Letter of Credit for purposes of this Agreement notwithstanding any listing of any Restricted Subsidiary as an account party or applicant with respect to such Letter of Credit), pursuant to an agreement (1) in the case of commercial and standby Letters of Credit issued by JPMCB as the Issuing Bank, substantially in the form of Exhibit C (the “LC Continuing Agreement Form”) with such changes as may be agreed to by the Borrower, such Issuing Bank and the Administrative Agent, (2) in the case of direct pay Letters of Credit issued by JPMCB as the Issuing Bank, in a form reasonably satisfactory to the Borrower, such Issuing Bank and the Administrative Agent and (3) in the case of Letters of Credit issued by any other Issuing Bank, substantially in the form of the LC Continuing Agreement Form with such changes as may be agreed to by the Borrower, the applicable Issuing Bank and the Administrative Agent, at any time and from time to time during the Availability Period (including, for the avoidance of doubt, on the Effective Date). Except as to matters covered by agreements contained herein or otherwise expressly agreed by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby and direct pay Letter of Credit, and the rules of the UCP shall apply to each commercial Letter of Credit. JPMCB and each other Lender which has been designated as an Issuing Bank hereunder, agrees, subject to the terms and conditions set forth herein (including, without limitation, Section 4.03) and except as otherwise agreed between the Borrower and the applicable Issuing Bank, that it shall issue Letters of Credit complying with the terms of this Agreement upon the request of the Borrower in the manner contemplated by this Section. It is understood and agreed that the Borrower shall be deemed to be a primary account party under, and obligated in respect of, each Letter of Credit issued at the request of the Borrower hereunder, notwithstanding the fact that a Restricted Subsidiary may be listed as the account party in the Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit referred to in clause (y) of the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of participation fees and other fees due hereunder to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor of the obligations of any Restricted Subsidiary that shall be a joint account party in respect of any such Letter of Credit).

(ii) The parties hereto acknowledge and agree that, as of the Effective Date, all Existing Letters of Credit shall constitute Letters of Credit hereunder for all purposes as fully as if such Existing Letters of Credit had been issued as Letters of Credit hereunder. The Borrower shall be deemed to have requested the issuance of each Existing Letter of Credit for purposes hereof.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the currency and amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In connection with any request for a Letter of Credit and if requested by the applicable Issuing Bank, the Borrower also shall submit (i) in the case of such request from JPMCB as the Issuing Bank with respect to a standby or commercial Letter of Credit, a letter of credit application substantially in the form attached as an annex to the LC Continuing Agreement Form with such changes as may be agreed between the Borrower and such Issuing Bank, (ii) in the case of such request from JPMCB as the Issuing Bank with respect to a direct pay Letter of Credit, a letter of credit application in a form reasonably satisfactory to the Borrower and such Issuing Bank or (iii) in the case of such request from any other Issuing Bank, a letter of credit application substantially in the form attached as an annex to the LC Continuing Agreement with such changes as shall be agreed between the Borrower and such Issuing Bank, or in the standard application in use by such Issuing Bank. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the total Revolving Total Exposures shall not exceed the total Revolving Total Commitments and no Revolving Lender’s Revolving Total Exposure shall exceed such Revolving Lender’s Revolving Total Commitment, (ii) the total LC Exposure shall not exceed $300,000,000, (iii) the portion of the LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank will not exceed the LC Commitment of such Issuing Bank and (iv) if such Letter of Credit is denominated in a Designated Foreign Currency, the US Dollar Equivalent of the portion of the LC Exposure attributable to Letters of Credit denominated in such Designated Foreign Currency and issued by the applicable Issuing Bank shall not exceed the cap (if any) imposed by such applicable Issuing Bank with respect to such Designated Foreign Currency.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for renewal thereof under procedures reasonably satisfactory to the applicable Issuing Bank for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each such Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Revolving Percentage (determined as of the time or times at which the Revolving Lenders are required to make payments in respect of unreimbursed LC Disbursements under such Letter of Credit pursuant to paragraph (e) below) of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason (or, if the currency of the applicable LC Disbursement or reimbursement payment shall be a Designated Foreign Currency, an amount equal to the US Dollar Equivalent thereof using the LC Exchange Rate in effect on the applicable LC Participation Calculation Date). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments or any fluctuation in currency values, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to reimburse any LC Disbursement when due, (i) if such payment relates to a Letter of Credit denominated in a Designated Foreign Currency, automatically and with no further action required, the obligation of the Borrower to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the US Dollar Equivalent, calculated using the LC Exchange Rate on the applicable LC Participation Calculation Date, of such LC

Disbursement and (ii) in the case of each LC Disbursement, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in respect of any Letter of Credit denominated in a currency other than US Dollars would subject the Administrative Agent, the applicable Issuing Bank or any Lender to any stamp duty, ad valorem charge or other tax, expense or loss (including any loss resulting from changes in currency exchange rates between the date of any LC Disbursement and the date of any reimbursement payment in respect thereof), the Borrower shall pay the amount of any such tax, expense or loss requested by the Administrative Agent or the relevant Issuing Bank or Lender, as applicable.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, (i) in the case of any LC Disbursement denominated in US Dollars and at all times following the conversion to US Dollars of an LC Disbursement made in a Designated Foreign Currency pursuant to paragraph (e) of this Section, at the rate per annum then applicable to ABR Revolving Loans, and (ii) if such LC Disbursement is made in a Designated Foreign Currency, at all times prior to its conversion to US Dollars pursuant to paragraph (e) of this Section, at a rate per annum reasonably determined by the applicable Issuing Bank to represent the cost to such Issuing Bank of funding such LC Disbursement plus the Applicable Margin applicable to ~~Eurodollar Revolving~~Term Benchmark Loans at such time; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Designation of Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent and the Revolving Lenders designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form reasonably satisfactory to the Borrower and the Administrative Agent, shall set forth the LC Commitment of such Revolving Lender and shall be executed by such Revolving Lender, the Borrower and the Administrative Agent and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an Issuing Bank.

(j) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent (whose consent will not be unreasonably withheld or delayed) and the successor Issuing Bank. Any Issuing Bank so replaced shall continue to have the benefit of this Agreement in respect of any Letters of Credit of that Issuing Bank which remain outstanding. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b).

(k) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Revolving Loans has been accelerated, the Required Revolving Credit Lenders or any Issuing Bank with any outstanding Letter of Credit) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 102% of the LC Exposure with respect to the applicable Letters of Credit as of such date plus any accrued and unpaid interest thereon; provided that (i) amounts payable in respect of any Letter of Credit or LC Disbursement shall be payable in the currency of such Letter of Credit or LC Disbursement and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article 7. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Permitted Investments at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of the Required Revolving Credit Lenders and each Issuing Bank with any outstanding Letter of Credit), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(l) Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (who shall promptly provide notice to the Revolving Lenders of the contents thereof) (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iii) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

SECTION 2.06. Funding of Borrowings. ~~xii)~~ (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time (or, if the request for the applicable same-day ABR Borrowing is made on the same date by 12:00 noon, New York City time, then by 4:00 p.m., New York City time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Designated Payment Account; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable

Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. ~~xiii)~~ (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a ~~Eurodollar~~Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a ~~Eurodollar~~Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a ~~Eurodollar~~Term Benchmark Borrowing (or, solely to the extent applicable pursuant to Section 2.15, an RFR Borrowing); and

(iv) if the resulting Borrowing is a ~~Eurodollar~~Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a ~~Eurodollar~~Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a ~~Eurodollar~~Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a ~~Eurodollar~~Term Benchmark Borrowing and (ii) unless repaid, (A) each ~~Eurodollar~~Term Benchmark Borrowing and (B) each RFR Borrowing shall be converted to an ABR Borrowing, in each case, at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. ~~xiv)~~ (a) Unless previously terminated, the Revolving Credit Commitment of each Revolving Credit Lender shall terminate on the Revolving Credit Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Sections 2.11 and 2.12, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other debt or equity issuances, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders of such Class in accordance with their respective

Commitments of such Class. The Borrower shall pay to the Administrative Agent for the account of the Lenders of the applicable Class, on the date of each termination or reduction under paragraph (b) of this Section, any applicable commitment fees on the amount of the Commitments of such Class so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.09. Repayment of Loans; Evidence of Debt. ~~xv)~~ (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. [Reserved].

SECTION 2.11. Voluntary Prepayments. ~~xvi)~~ (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided, however, that each partial prepayment shall be in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000 or, if less, the amount outstanding.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a ~~Eurodollar~~Term Benchmark Borrowing~~,~~ not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, ~~and~~ (ii) in the case of prepayment of an RFR Borrowing, to the extent applicable pursuant to Section 2.15, not later than 12:00 noon, New York City time, five Business Days before the date of prepayment and (iii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other debt or equity issuances, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided further that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly following receipt of any such notice relating to a Borrowing of any Class, the Administrative Agent shall advise the Lenders of such Class of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments under this Section 2.11 shall be accompanied by accrued interest to the extent required by Section 2.14 and shall be subject to Section 2.17, but otherwise without premium or penalty.

SECTION 2.12. Mandatory Prepayments. ~~xvii)~~ (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Loans and replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and each applicable Issuing Bank with respect to) all outstanding Letters of Credit. If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Revolving Loans and, after the Revolving Loans shall have been repaid or prepaid in full, replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and each applicable Issuing Bank with respect to) Letters of Credit in an amount sufficient to eliminate such excess.

(b) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least three Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Class and Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.12 shall be subject to Section 2.17, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13. Fees. ~~xviii)~~ (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee equal to the Applicable Margin of the average daily unutilized amount of the Revolving Credit Commitments during the period from and including the Effective Date to but excluding the date on which the

Revolving Credit Commitments terminate. For purposes of calculation of the commitment fee, LC Exposure (with Applicable Revolving Percentage being calculated off of Revolving Credit Commitments for purposes of such definition) shall be deemed to be a utilization of the Revolving Credit Commitments. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to such Lender’s participations in Letters of Credit, which shall accrue on each day at a rate per annum equal to (x) the Applicable Margin for ~~Eurodollar Revolving~~Term Benchmark Loans (or other applicable Revolving Total Loans) or (y) in the case of any standby Letter of Credit used directly or indirectly to cover bid, performance, advance and retention obligations, 75% of the Applicable Margin for ~~Eurodollar~~Term Benchmark Revolving Loans (or other applicable Revolving Total Loans), in each case, on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the date on which such Lender ceases to have any LC Exposure (and, for the avoidance of doubt, for so long as such Lender has any LC Exposure), (ii) to each Issuing Bank, for its own account, a fronting fee, which shall accrue at such rate as may be agreed by the Borrower and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, and (iii) to each Issuing Bank, for its own account, such Issuing Bank’s standard fees (or such other fees as may be agreed to by such Issuing Bank and the Borrower from time to time) with respect to the amendment, renewal or extension of any Letter of Credit issued by it or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) [Reserved].

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.14. Interest. ~~xix)~~ (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each ~~Eurodollar~~Term Benchmark Borrowing shall bear interest at the Adjusted ~~LIBO~~Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) The Loans comprising each RFR Borrowing, if applicable pursuant to Section 2.15, shall bear interest at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Margin.

(d)  ~~(b)~~ Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) ~~(c)~~ Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, and (ii) in the case of Revolving Loans, upon termination of the Revolving Credit Commitments; provided that (A) interest accrued pursuant to paragraph (~~c~~d) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any ~~Eurodollar~~Term Benchmark Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)  ~~(d)~~ All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Adjusted ~~LIBO~~Term SOFR Rate ~~or LIBO Rate~~, Term SOFR Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15. Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e)~~,~~ and (f) ~~and (g) and~~of this Section ~~2.14, if prior to the commencement of any Interest Period for a Eurodollar Borrowing~~2.15:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted ~~LIBO~~Term SOFR Rate ~~or the LIBO Rate, as applicable~~ (including~~, without limitation,~~ because the ~~LIBO Screen~~Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted ~~LIBO~~Term SOFR Rate ~~or the LIBO Rate, as applicable,~~ for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone ~~or~~, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (~~i~~1) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a ~~Eurodollar~~Term Benchmark Borrowing ~~shall be ineffective~~ and ~~(ii) if~~ any Borrowing Request that requests a ~~Eurodollar Borrowing, such Borrowing shall be made as~~Term Benchmark Revolving Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.15(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.15(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing, if applicable pursuant to this Section 2.15, shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of ~~Borrowings~~Borrowing , then ~~the~~all other ~~Type~~Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.15(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.15(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.15(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Contract shall be deemed not to be a “Loan Document” for purposes of this Section 2.15) , if a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable~~, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1~~) or (2~~) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (~~3~~2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

~~(c) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its discretion in consultation with the Borrower.~~

(c)  ~~(d) In connection with the implementation of a Benchmark Replacement,~~ Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right, in consultation with the Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) ~~(e)~~ The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, ~~a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date,~~ (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (~~f~~e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.15.

(e) ~~(f)~~ Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR ~~or LIBO~~ Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) ~~(g)~~ Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a ~~Eurodollar~~Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of ~~Eurodollar~~Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any ~~such~~ request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to ~~ABR Loans~~(A) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.15, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

SECTION 2.16. Increased Cost. ~~xx)~~ (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender ~~(except any such reserve requirement reflected in the Adjusted LIBO Rate)~~ or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the ~~London or other~~ applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or ~~Eurodollar~~ Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Lender, the Issuing Bank or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), in each case by an amount deemed by that Lender or Issuing Bank in good faith to be material, then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital, liquidity requirements or other requirements of law has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company including those with respect to capital adequacy), in each case by an amount deemed by that Lender in good faith to be material, then from time to time the Borrower will, without duplication of payments required to be made by the Borrower pursuant to Section 2.18 hereof, pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth the basis for the determination thereof, together with supporting calculations, shall be delivered to the Borrower and shall be conclusive absent manifest error. In determining such amount or amounts, such Lender or such Issuing Bank shall act reasonably and in good faith, and may use any reasonable averaging and attribution methods. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17. Break Funding Payments. ~~In~~With respect to Term Benchmark Loans, in the event of ~~xxi)~~(i) the payment of any principal of any ~~Eurodollar~~Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default~~), xxii)~~ or an optional or mandatory prepayment of Loans), (ii) the conversion of any ~~Eurodollar~~Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, ~~xxiii)~~(iii) the failure to borrow, convert, continue or prepay any ~~Eurodollar~~Term

Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or ~~xxiv)~~(iv) the assignment of any ~~Eurodollar~~Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event (which loss, cost or expense shall not include lost profits), the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event ~~(which loss, cost or expense shall not include lost profits). In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (1) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (2) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such~~ period, for dollar ~~deposits of a comparable amount and period from other banks in the eurodollar market~~. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the basis for the determination thereof, together with the supporting calculations, shall be delivered to the Borrower and shall be conclusive absent manifest error. In determining such amount or amounts, such Lender shall act reasonably and in good faith. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18. Taxes. ~~xxv)~~ (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.18) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.18, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(b)(iv) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or an applicable successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form), a U.S. Tax Certificate substantially in the form of Exhibit I, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Certificate substantially in the form of Exhibit I on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including

Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.18, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set Offs. ~~xxvi)~~ (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.16, 2.17 or 2.18 and 9.03 shall be made directly to the Persons entitled thereto; in the case of each payment, Borrower may make such payment in accordance with the wire transfer instructions from time to time provided by the Administrative Agent to the Borrower in writing, executed in original counterpart on the Administrative Agent’s letterhead. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in US Dollars except as expressly provided herein.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the

Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.05(d), 2.05(e), 2.06(b), 2.19(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders. ~~xxvii)~~ (a) If any Lender requests compensation under Section 2.16, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender gives notice under Section 2.24, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or Section 2.18, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.24, as applicable, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.16, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, or if any Lender of any Class becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (i) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender of such Class, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Credit Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments or (ii) so long as no Default or Event of Default shall have occurred and be continuing, (A) terminate the applicable Commitment of such Lender, and (B) repay at par all applicable obligations of the Borrower owing to such

Lender relating to the Loans and participations held by such Lender as of such termination date. A Lender shall not be required to make any such assignment and delegation or be subject to such termination, as applicable, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation or termination cease to apply.

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.13(a);

(b) the Revolving Total Commitment and Revolving Total Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby;

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) so long as no Event of Default shall have occurred and be continuing, all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Applicable Revolving Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Total Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Total Commitments and (y) the sum of any non-Defaulting Lender’s Revolving Total Exposure plus its Applicable Revolving Percentage of such Defaulting Lenders’ LC Exposure does not exceed such non-Defaulting Lender’s Revolving Total Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(k) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.13(a) and (b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Banks or any other Revolving Lender hereunder, all fees payable under Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, each Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Total Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders that are Revolving Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Revolving Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the applicable Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Bank, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Total Commitment and on such date such Lender shall purchase at par such of the Revolving Total Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Total Loans in accordance with its Applicable Revolving Percentage.

SECTION 2.22. Incremental Facilities. ~~xxviii)~~ (a) Upon notice to the Administrative Agent (which shall promptly notify the Lenders) and subject to the terms and conditions of this Section 2.22, at any time after the Effective Date, the Borrower may solicit the existing Lenders or prospective lenders determined by the Borrower to provide (x) increases in the commitments to the Revolving Credit Facility (such increases, “Incremental Revolving Commitments”)

and/or (y) incremental commitments consisting of one or more new tranches of term loans (each, an “Incremental Term Facility” and together with any Incremental Revolving Commitments, the “Incremental Facilities”) in an aggregate amount not to exceed $1,000,000,000, on terms agreed by the Borrower and the lender(s) providing the respective Incremental Facility (subject to the following clauses of this Section 2.22).

(b) Any such Incremental Facility shall be unsecured. Additionally,

(i) in the case of any Incremental Revolving Commitments, such Incremental Revolving Commitments shall be subject to the same terms and conditions (including pricing, interest rate margins, rate floors, fees and maturity) and pursuant to the same documentation as the Revolving Credit Facility,

(ii) in the case of an Incremental Term Facility, Incremental Term Loans to be made under such Incremental Term Facility shall be subject to the terms as determined by the Borrower and the lenders providing such Incremental Term Facility, provided that,

(A) the final stated maturity date for any such Incremental Term Loans may be no sooner than the Latest Maturity Date applicable to the Revolving Total Commitments,

(B) the amortization payments applicable to any Incremental Term Facility shall not exceed 10% per annum during the first four years or 35% for the first four years in the aggregate, and

(C) the mandatory prepayment provisions, covenants and events of default of such Incremental Term Loans, if not consistent with the terms of the Revolving Credit Facility (or, in the case of mandatory prepayment provisions, consistent with the terms of any then outstanding Incremental Term Facility), shall be reasonably satisfactory to the Administrative Agent (it being understood that covenants and events of default not materially more restrictive to the Borrower, when taken as a whole, than the terms of the Revolving Credit Facility, and any more-restrictive covenants and events of default if (1) Lenders under the Revolving Credit Facility also receive the benefit of such more restrictive terms or (2) any such provisions apply after the expiration date of the Revolving Credit Facility, are in each case reasonably satisfactory to the Administrative Agent); and

(iii) any Incremental Facilities shall not be guaranteed by any person other than a Loan Party under the Revolving Credit Facility.

(c) Existing Lenders may, but shall not be obligated to without their prior written consent, provide a commitment and/or make any loans pursuant to any Incremental Facility, and nothing contained herein constitutes, or shall be deemed to constitute, a commitment with respect to any Incremental Facility. The use of proceeds of the Incremental Facilities will be as agreed by the Borrower and the lenders providing such Incremental Facility but not prohibited by the Loan Documents.

(d) The notice from the Borrower to the Administrative Agent delivered pursuant to Section 2.22(a) shall set forth the requested amount and proposed terms of the Incremental Facilities, which proposed terms shall not be inconsistent with the requirements of Section 2.22(b). At the time of the sending of such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days (or such shorter period acceptable to the Administrative Agent, but no less than five Business Days) from the date of delivery of such notice to the Lenders). Incremental Facilities (or any portion thereof) may be provided by any existing Lender specified by the Borrower or by any other bank or financial institution (any such bank or other financial institution, an “Incremental Lender”), provided that the Administrative Agent (and, in the case of any Incremental Revolving Commitments in respect of the Revolving Credit Facility, each Issuing Bank) shall have consented (which consent shall not be unreasonably withheld or delayed) to such Lender’s or Incremental Lender’s, as the case may be, providing such Incremental Facilities if such consent would be required under Section 9.04 for an assignment of Loans to such Lender or Incremental Lender, as the case may be. Any Lender not responding within such time period shall be deemed to have declined to provide any portion of such Incremental Facility. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.

(e) Incremental Facilities shall become effective, and commitments thereunder shall become Commitments (and in the case of any Incremental Revolving Commitment in respect of the Revolving Credit Facility to be provided by an existing Revolving Credit Lender, shall constitute an increase in such Revolving Credit Lender’s Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Incremental Facility, if any, each Incremental Lender, if any, and the Administrative Agent. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.22.

(f) If any Incremental Facilities are added in accordance with this Section 2.22, the Borrower, in consultation with the Administrative Agent, shall determine the effective date (the “Incremental Commitments Effective Date”) and the final allocation of such Incremental Facilities. The Administrative Agent shall promptly notify the Lenders of the final allocation of such Incremental Facilities and the Incremental Commitments Effective Date.

(g) The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent, each Lender party thereto, if any, and the

Incremental Lenders, if any, be subject to the satisfaction on the Incremental Commitments Effective Date of each of the following conditions:

(i) the Administrative Agent shall have received on or prior to the Incremental Commitments Effective Date each of the following, each dated the Incremental Commitments Effective Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent: (x) the applicable Incremental Facility Amendment; (y) customary legal opinions; and (z) certified copies of resolutions of the board of directors of each Loan Party approving the execution, delivery and performance of the Incremental Facility Amendment; and

(ii) no Event of Default exists or would exist after giving effect thereto and all representations and warranties of the Borrower under this Agreement shall be true and correct in all material respects immediately before and after giving effect thereto (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date), provided that to the extent the proceeds of any Incremental Facility are being used to finance an acquisition or any other permitted investment, if so agreed by the Lenders providing such Incremental Facility, (x) the only representations and warranties the making and accuracy of which will be a condition to such Incremental Facility or the effectiveness of such Incremental Facility Amendment will be limited to customary specified representations and customary specified acquisition agreement representations reasonably requested by the Administrative Agent and (y) at the election of the Borrower, the certifications to be made by the Borrower with respect to financial covenant compliance and the absence of an Event of Default may be subject to customary “SunGard” or other applicable “certain funds” conditionality provisions.

(h) On the Incremental Commitments Effective Date, each Lender or Incremental Lender which is providing a portion of an Incremental Facility (i) shall become a Lender for all purposes of this Agreement and the other Loan Documents and (ii) shall have a commitment under such Incremental Facility which shall become a Commitment hereunder.

(i) Upon each establishment of Incremental Revolving Commitments pursuant to this Section 2.22, (i) each Revolving Lender immediately prior to the effectiveness of such Incremental Revolving Commitments will automatically and without further act be deemed to have assigned to each existing Lender, if any, and each Incremental Lender, if any, in each case providing a portion of such Incremental Revolving Commitments (each an “Incremental Revolving Commitments Increase Lender”), and each such Incremental Revolving Commitments Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participation interests hereunder in outstanding Letters of Credit such that, after giving effect to the effectiveness of such Incremental Revolving Commitments and each such deemed assignment and assumption of participation interests, the percentage of the aggregate outstanding participation interests hereunder in Letters of Credit held by each Revolving Lender

(including each such Incremental Revolving Commitments Increase Lender) will equal such Revolving Lender’s Applicable Revolving Percentage and (ii) if, on the date of effectiveness of such Incremental Revolving Commitments, there are any Revolving Loans outstanding, the Administrative Agent and the Borrower shall take those steps which they deem, by mutual agreement, necessary and appropriate to result in each Revolving Lender (including each Incremental Revolving Commitments Increase Lender) having a pro-rata share of the outstanding Revolving Loans based on each such Revolving Lender’s Applicable Revolving Percentage immediately after giving effect to such Incremental Revolving Commitments. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro-rata borrowing and pro-rata payment requirements contained elsewhere in this Agreement shall not apply to any transaction that may be effected pursuant to the immediately preceding sentence.

(j) The provisions of this Section 2.22 shall supersede any provision of Section 2.19 or 9.02 to the contrary.

SECTION 2.23. Refinancing Facilities. ~~xxix)~~ (a) Upon at least ten Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders) and subject to the terms and conditions of this Section 2.23, at any time after the Effective Date, the Borrower may solicit the existing Lenders or prospective lenders determined by the Borrower to provide one or more new unsecured term facilities (each, a “Refinancing Term Facility”) or new unsecured revolving credit facilities (each a “Refinancing Revolving Facility” and, together with any Refinancing Term Facility, collectively, the “Refinancing Facilities”), or with one or more additional series of senior unsecured notes or loans (and such notes or loans, “Refinancing Notes”), in each case to refinance one or more Classes of Loans and/or Commitments hereunder, all on terms agreed by the Borrower and the lender(s) or purchaser(s) providing the applicable Refinancing Facility or Refinancing Notes; provided that:

(i) no Event of Default exists or would exist after giving effect to the incurrence or issuance of such Refinancing Facility or Refinancing Notes;

(ii) [reserved];

(iii) any Refinancing Term Facility or Refinancing Notes will not mature prior to the stated maturity date of, or have a shorter weighted average life than, Loans under the Classes being refinanced (without giving effect to prepayments) (or if later, one year after the final stated expiration date applicable to the then existing Revolving Credit Commitments), or, with respect to any Refinancing Notes, have mandatory prepayment provisions (other than related to customary asset sale, similar events and change of control offers) that would result in mandatory prepayment of such Refinancing Notes prior to, the Loans under the Classes being refinanced,

(iv) any Refinancing Revolving Facility does not expire prior to the expiration date of the revolving Commitments being refinanced,

(v) the aggregate principal amount of any Refinancing Facility or Refinancing Notes shall not be greater than the aggregate principal amount of the

Classes being refinanced or replaced, plus any fees, premiums, original issue discount and accrued interest associated therewith and costs and expenses related thereto, and such Classes being refinanced or replaced will be permanently reduced concurrently with the issuance thereof,

(vi) any Refinancing Facility or Refinancing Notes shall not be guaranteed by any Person other than the Guarantors under the Classes being refinanced or replaced, and

(vii) the covenants and events of default of such Refinancing Facility or Refinancing Notes, if not consistent with the terms of the Revolving Credit Facility, shall be reasonably satisfactory to the Administrative Agent (it being understood that covenants and events of default not materially more restrictive to the Borrower, when taken as a whole, than the terms of the initial Revolving Loans, and any more-restrictive covenants and events of default if (1) Lenders under the Revolving Credit Facility also receive the benefit of such more restrictive terms or (2) any such provisions apply after the expiration date of the Revolving Credit Facility, are in each case reasonably satisfactory to the Administrative Agent);

(b) Existing Lenders may, but shall not be obligated to without their prior written consent, provide a commitment, purchase any notes and/or make any loans pursuant to any Refinancing Facility or Refinancing Notes, and nothing contained herein constitutes, or shall be deemed to constitute, a commitment with respect to any Refinancing Facility or Refinancing Notes. The proceeds of any Refinancing Facility or Refinancing Notes will be applied, substantially concurrently with the incurrence thereof, to the pro rata payment of outstanding Loans of the Classes being so refinanced.

(c) The notice from the Borrower to the Administrative Agent delivered pursuant to Section 2.23(a) shall set forth the requested amount and proposed terms of the Refinancing Facilities or Refinancing Notes, which proposed terms shall not be inconsistent with the requirements of Section 2.23(a). Refinancing Facilities and Refinancing Notes (or any portion thereof) may be provided by any existing Lender specified by the Borrower or by any other bank or financial institution (any such bank or other financial institution, a “Refinancing Lender”), provided that in the case of a Refinancing Facility the Administrative Agent shall have consented (which consent shall not be unreasonably withheld or delayed) to such Lender’s or Refinancing Lender’s, as the case may be, providing such Refinancing Facilities if such consent would be required under Section 9.04 for an assignment of Loans to such Lender or Refinancing Lender, as the case may be.

(d) Refinancing Facilities shall become effective, and commitments thereunder shall become Commitments under this Agreement pursuant to an amendment (a “Refinancing Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Refinancing Facility, if any, each Refinancing Lender, if any, and the Administrative Agent. A Refinancing Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.23.

(e) If any Refinancing Facilities are added in accordance with this Section 2.23, the Borrower, in consultation with the Administrative Agent, shall determine the effective date (the “Refinancing Effective Date”) and the final allocation of such Refinancing Facilities. The Administrative Agent shall promptly notify the Lenders of the final allocation of such Refinancing Facilities and the Refinancing Effective Date.

(f) On the Refinancing Effective Date, each Lender or Refinancing Lender which is providing a portion of a Refinancing Facility (i) shall become a Lender for all purposes of this Agreement and the other Loan Documents and (ii) shall have a commitment under such Refinancing Facility which shall become a Commitment hereunder.

(g) Upon each establishment of a Refinancing Revolving Facility with respect to a Class of revolving commitments (which may include the Revolving Credit Facility) pursuant to this Section 2.23, (i) each Lender under such Class being refinanced immediately prior to the effectiveness of such Refinancing Facility (each a “Revolving Refinanced Lender”) will automatically and without further act be deemed to have assigned to each existing Lender, if any, and each Refinancing Lender, if any, in each case providing a portion of such Refinancing Facility (each a “Revolving Refinancing Lender”), and each such Revolving Refinancing Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Refinanced Lender’s participation interests hereunder in outstanding Letters of Credit (if any) such that, after giving effect to the effectiveness of such Refinancing Facility and each such deemed assignment and assumption of participation interests, the percentage of the aggregate outstanding participation interests hereunder in Letters of Credit held by each Revolving Refinanced Lender and Revolving Refinancing Lender will equal such Lender’s pro-rata share of the combined Commitments under the Class being so refinanced and such Refinancing Facility and (ii) if, on the date of effectiveness of such Refinancing Facility, there are any Loans outstanding of the Class being so refinanced, the Administrative Agent and the Borrower shall take those steps which they deem, by mutual agreement, necessary and appropriate to result in each Revolving Refinanced Lender and Revolving Refinancing Lender having a pro-rata share of the outstanding Loans based on each such Lender’s pro-rata share of the combined Commitments under the Class being so refinanced and such Refinancing Facility immediately after giving effect to such Refinancing Facility. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro-rata borrowing and pro-rata payment requirements contained elsewhere in this Agreement shall not apply to any transaction that may be effected pursuant to the immediately preceding sentence.

(h) The provisions of this Section 2.23 shall supersede any provision of Section 2.19 or 9.02 to the contrary.

SECTION 2.24. Illegality. If any Lender determines that as a result of any Change in Law it becomes unlawful, or any Governmental Authority asserts that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund ~~Eurodollar~~Term SOFR Loans or Daily Simple SOFR Loans, or to determine or charge interest rates based upon the ~~LIBO~~Term SOFR Rate or Daily Simple SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue ~~Eurodollar~~Term SOFR Loans and Daily Simple SOFR Loans or to convert ABR Loans to ~~Eurodollar~~Term SOFR Loans or Daily Simple SOFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all ~~Eurodollar Loans~~Term SOFR Loans or Daily Simple SOFR Loans, as applicable, of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such ~~Eurodollar~~Term SOFR Loans or Daily Simple SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such ~~Eurodollar~~Term SOFR Loans or Daily Simple SOFR Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.25. Extension of Maturity Date. (a) The Borrower may, by delivering an Extension Request to the Administrative Agent (who shall promptly deliver a copy to each of the Lenders), not less than 30 days (but not more than 60 days) in advance of any anniversary of the Effective Date (each such anniversary date following an Extension Request, an “Extension Date”), request that the Lenders extend the Revolving Credit Maturity Date in effect at such time (the “Existing Maturity Date”) to the first anniversary of such Existing Maturity Date; provided that after giving effect to such extension, the Revolving Credit Maturity Date so extended may not be later than fifth anniversary of the date of such Extension Date. Each Lender, acting in its sole discretion, shall, by written notice to the Administrative Agent given not later than the date that is the 20th day after the date of the Extension Request, or if such date is not a Business Day, the immediately following Business Day (the “Response Date”), advise the Administrative Agent in writing whether or not such Lender agrees to the requested extension. Each Lender that advises the Administrative Agent that it will not extend the Existing Maturity Date is referred to herein as a “Non-extending Lender”; provided, that any Lender that does not advise the Administrative Agent of its consent to such requested extension by the Response Date and any Lender that is a Defaulting Lender on the Response Date shall be deemed to be a Non-extending Lender. The Administrative Agent shall notify the Borrower, in writing, of the Lenders’ elections promptly following the Response Date. The election of any Lender to agree to such an extension shall not obligate any other Lender to so agree. The Revolving Credit Maturity Date may be extended no more than two times pursuant to this Section 2.25.

(b) (i) If, on the applicable Extension Date, Lenders holding Commitments that aggregate 50% or more of the total Commitments outstanding at such time shall constitute Non-extending Lenders, then the Existing Maturity Date shall not be extended and the outstanding principal balance of all Loans and other amounts payable hereunder shall be payable, and the Commitments shall terminate, on the Existing Maturity Date in effect prior to such extension.

(ii) If (and only if), on the applicable Extension Date, Lenders holding Commitments that in the aggregate constitute more than 50% of the total Commitments shall have agreed to extend the Existing Maturity Date (each such consenting Lender, an “Extending Lender”) then effective as of the Extension Date, the Revolving Credit Maturity Date for the Commitments of such Extending Lenders shall be automatically extended to the first anniversary of the such Existing Maturity Date (subject to satisfaction of the conditions set forth in Section 2.25(d)). In the event of such extension, (A) the Commitment of each Non-extending Lender shall terminate on the Existing Maturity Date then in effect for such Non-extending Lender’s Commitments prior to such extension and the outstanding principal balance of all Loans and other amounts payable hereunder to such Non-extending Lender shall become due and payable on such Existing Maturity Date, (B) subject to Section 2.25(c) below, the total Commitments hereunder shall be reduced by the Commitments of the Non-extending Lenders so terminated on such Existing Maturity Date and (C) the Borrower shall provide such cash collateral (or make such other arrangements satisfactory to the applicable Issuing Bank) with respect to the outstanding Letters of Credit as shall be required such that, after giving effect to the termination of the Commitments of the Non-extending Lenders pursuant to this Section 2.25(b)(ii) and any assignment pursuant to Section 2.25(c), the aggregate Revolving Credit Exposure less the face amount of any Letter of Credit supported by any such cash collateral (or other satisfactory arrangements) so provided does not exceed the aggregate amount of Commitments not so terminated.

(c) In the event that the Existing Maturity date is extended pursuant to Section 2.25(b)(ii), the Borrower shall have the right, but shall not be obligated, on or before such Existing Maturity Date, at its own expense, to require any Non-extending Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights (other than its rights to payments pursuant to Section 2.16, Section 2.17, Section 2.18 or Section 9.03 arising prior to the effectiveness of such assignment) and obligations under this Agreement to one or more banks or other financial institutions identified to the Non-extending Lender by the Borrower, which may include any existing Lender (each a “Replacement Lender”); provided that (i) such Replacement Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and each Issuing Bank (such approvals to not be unreasonably withheld) to the extent the consent of the Administrative Agent or the Issuing Banks would be required to effect an assignment under Section 9.04(a), (ii) such assignment shall become effective as of a date specified by the Borrower (which shall not be later than such Existing Maturity Date) and (iii) such Replacement Lender shall pay to such Non-extending Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the outstanding principal amount Loans made by it hereunder and all other amounts accrued and unpaid for its account or otherwise owed to it hereunder on such date.

(d) As a condition precedent to each such extension of the Existing Maturity Date pursuant to Section 2.25(b)(ii), the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the applicable Extension Date signed by a Responsible Officer of the Borrower certifying that, as of such date, both before and immediately after giving effect to such extension, (i) all representations and warranties of the Borrower contained in Article 3 of this Agreement shall be true and correct in all material respects (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing.

(e) For the avoidance of doubt, (i) no consent of any Lender (other than the existing Lenders participating in the extension of the Existing Maturity Date) shall be required for any extension of the Maturity Date pursuant to this Section 2.25 and (ii) the operation of this Section 2.25 in accordance with its terms is not an amendment subject to Section 9.02.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) has all requisite power and authority to carry on its business as now conducted and (ii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions entered into or to be entered into by each Loan Party are within such Loan Party’s corporate powers. The Loan Documents have been duly authorized by the Borrower and each other Loan Party party thereto. This Agreement has been duly executed and delivered by each Loan Party party hereto and constitutes, and each other Loan Document to which any Loan Party is or is to be a party, constitutes or when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The execution and delivery of this Agreement by each Loan Party party hereto, and performance by each such Loan Party of its obligations hereunder, in each case from and after the date such Loan Party becomes a party hereto, ~~xxx)~~ (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except for (i) any filings or reports required under the federal securities laws and (ii) such as have been obtained or made and are in full force and effect, ~~xxxi)~~ (b) will not violate any applicable law, statute, rule or regulation or the certificate or articles of incorporation, by-laws or other organizational documents of the Borrower or any of the Restricted Subsidiaries or any order of any Governmental Authority, and ~~xxxii)~~ (c) will not be in conflict with, violate or result in a default or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any indenture, agreement or other instrument binding upon the Borrower or any of the Restricted Subsidiaries or its property or assets, where any such failure to obtain consent or approval or make a filing or report, or such conflict, violation, breach or default, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. ~~xxxiii)~~ (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2020, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof.

(b) The Borrower has heretofore delivered to the Lenders its unaudited consolidated balance sheet and related statements of income, stockholder’s equity and cash flows as of the end of and for the fiscal quarter ended March 31, 2021 and the then elapsed portion of the fiscal year, certified by one of its Financial Officers. Such financial statements represent fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis as of such date and for such period in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) There has not occurred since December 31, 2020, any event, occurrence, change, state of circumstances or condition which, individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. [Reserved].

SECTION 3.06. Litigation and Environmental Matters. ~~xxxiv)~~ (a) There are no actions, suits or proceedings at law or in equity by or before any arbitrator or Governmental Authority pending against or, to the knowledge of a Responsible Officer of the Borrower, threatened against or affecting the Borrower or any of the Restricted Subsidiaries or any business, property or rights of any such Person (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that challenge the enforceability of any Loan Document.

(b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Restricted Subsidiaries (i) has failed, or is failing, to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws. Each of the Borrower and the Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of the Restricted Subsidiaries is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Borrower and the Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed, subject to any applicable extensions without penalty, and has paid or caused to be paid all Taxes required to have been paid by it, except ~~xxxv)~~ (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or ~~xxxvi)~~ (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each of the Borrower and its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. [Reserved].

SECTION 3.12. Use of Proceeds. (a)(x) The Borrower will use the proceeds of the Revolving Loans and the Letters of Credit solely for working capital needs and other general corporate purposes of the Borrower and its Subsidiaries and (y) the Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents (in the case of directors, officers, employees and agents, applicable solely in their capacity as such for Borrower or its Subsidiaries) shall not use, the proceeds of any Borrowing or Letter of Credit (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions (as defined herein), in each case except to the extent permissible for a Person required to comply with Sanctions or (ii) in any manner that would result in the violation of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the European Union, or ~~Her~~His Majesty’s Treasury (United Kingdom) (collectively, “Sanctions”) by any party hereto.

(b) Neither the proceeds of any Loan nor any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with the provisions of the regulations of the Board, including Regulation U or Regulation X.

SECTION 3.13. [Reserved].

SECTION 3.14. Subsidiaries. Schedule 3.14 sets forth as of the Effective Date a list of all Restricted Subsidiaries of the Borrower and the entities that have been designated as Unrestricted Subsidiaries on or prior to the Effective Date, and the percentage ownership interest of the Borrower therein. As of the Effective Date, the shares of capital stock or other ownership interests in Restricted Subsidiaries so indicated on Schedule 3.14 are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than statutory or other non-consensual Liens permitted under Section 6.02).

SECTION 3.15. [Reserved]

SECTION 3.16. [Reserved]

SECTION 3.17. [Reserved]

SECTION 3.18. [Reserved]

SECTION 3.19. [Reserved]

SECTION 3.20. Sanctions. Neither the Borrower nor any Subsidiary, nor, to the knowledge of the Borrower or such Subsidiary, (x) any director, officer or employee thereof or (y) any agent thereof that will act in any capacity in connection with or benefit from this Agreement, in each case, (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) is, or is fifty percent or more owned or controlled by one or more Persons that are, the subject of any Sanctions or (iii) has a place of business or is organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (currently, Crimea, Cuba, Iran, North Korea, Venezuela and Syria).

SECTION 3.21. PATRIOT Act. The Borrower and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001).

SECTION 3.22. Anti-Corruption. The Borrower and its Subsidiaries and, to the knowledge of the Borrower or the applicable Subsidiary and in connection with their activities for the Borrower and its Subsidiaries, their respective directors, officers, employees and agents, are in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the UK Bribery Act 2010 and any other applicable anti-corruption laws of a jurisdiction in which Borrower or its Subsidiaries are doing business (collectively, “Anti-Corruption Laws”). The Borrower has implemented and will maintain in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws.

ARTICLE 4

CONDITIONS

SECTION 4.01. Effective Date. This Agreement shall become effective on the first date (the “Effective Date”) on which each of the conditions set forth below shall have been satisfied (or waived in accordance with the provisions under Section 9.02):

(a) The Administrative Agent shall have received (x) from the Borrower, the Administrative Agent, each Issuing Bank and each Lender either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (y) from the Borrower, each Guarantor and the Administrative Agent either (i) a counterpart of the Guarantee Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of the Guarantee Agreement) that such party has signed a counterpart of the Guarantee Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Banks and the Lenders and dated the Effective Date) of (i) Gibson, Dunn & Crutcher LLP, counsel for the Borrower, and (ii) Charles R. Monroe, Jr., Corporate Vice President, Associate General Counsel and Secretary of Huntington Ingalls Industries, Inc., in each case covering such matters relating to the Borrower, the Guarantors and the Loan Documents as the Administrative Agent may reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received (i) in the case of each Loan Party with respect to which the certification in clause (ii)(3) is being made, a copy of the certificate or articles of incorporation, including all amendments thereto, of such Loan Party, certified as of a recent date by the Secretary of State or other appropriate Governmental Authority of the state of its organization, and a certificate as to the good standing or equivalent of such Loan Party as of a recent date, from such Secretary of State or other appropriate Governmental Authority; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Effective Date and certifying (1) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (2) below, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or equivalent of such Loan Party authorizing the execution, delivery and performance of this Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (3) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate or articles of incorporation furnished pursuant to clause (i) above and (4) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Administrative Agent may reasonably request.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, certifying (x) that the conditions specified in Sections 4.03(a) and (b) have been satisfied and (y) the current Credit Ratings.

(e)(i) The Administrative Agent shall have received, at least 5 days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that have been requested by the Administrative Agent and the Lenders no later than 10 days prior to the Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least 5 days prior to the Effective Date, any Lender that has requested, in a written notice to the

Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification.

(f) The Administrative Agent, the Lead Arrangers and the Lenders shall have received all fees, expenses and other amounts due and payable on or prior to the Effective Date, including any fees payable under the Fee Letters and, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower in connection with this Agreement.

(g)(i) The administrative agent under the Existing Credit Agreement shall have received, for the account of each lender under the Existing Credit Agreement, the sum of (A) the principal amount of all Revolving Loans (as defined in the Existing Credit Agreement) outstanding under, and as defined in, the Existing Credit Agreement on the Effective Date, together with all interest accrued and unpaid as of the Effective Date, (B) all accrued and unpaid fees owing as of the Effective Date in respect of the Revolving Credit Commitment (as defined in the Existing Credit Agreement) of each such lender (including commitment fees and letter of credit fees) and (C) any other amounts owing to each such lender or the administrative agent as of the Effective Date under the Existing Credit Agreement and (ii) all liens securing the obligations owing to the lenders and the administrative agent under the Existing Credit Agreement shall have been released substantially concurrently with the effectiveness of this Agreement.

(h) The Borrower shall have delivered a Borrowing Request with respect to any Revolving Loans requested to be issued on the Effective Date.

(i) The Effective Date shall have occurred on or before August 31, 2021.

SECTION 4.02. Existing Credit Agreement. The Borrower and each of the Lenders that is also a party to the Existing Credit Agreement (such Lenders comprising the “Required Lenders” as defined in the Existing Credit Agreement) agree as follows:

(a) The “Commitments” (as defined in the Existing Credit Agreement) shall terminate in their entirety on the Effective Date, unless such Commitments have earlier terminated in accordance with the terms of the Existing Credit Agreement;

(b) Any requirement of notice of such termination of Commitments and prepayment of loans pursuant to Sections 2.08 and 2.11 of the Existing Credit Agreement is hereby waived; and

(c) After the Effective Date, the Borrower shall have no further obligations under the Existing Credit Agreement, except for (i) payment obligations accrued as of the Effective Date and not yet discharged on such date and (ii) contingent payment obligations thereafter arising in connection under Sections 2.16, 2.18 and 9.03 thereof.

SECTION 4.03. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties made by or on behalf of the Borrower and the Restricted Subsidiaries set forth in this Agreement (other than, in the case of any such credit extension made after the Effective Date, those representations and warranties contained in Sections 3.04(c) and 3.06) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and except that any representation and warranty this is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that the Borrower will, and will cause each of the Restricted Subsidiaries to:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. In the case of the Borrower, furnish to the Administrative Agent for distribution to each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with a customary “management discussion and analysis” provision;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a duly completed Compliance Certificate signed by a Financial Officer of the Borrower (i) certifying that no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) [reserved];

(e) within 90 days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year;

(f) [reserved];

(g) promptly after Moody’s, S&P or Fitch shall have announced a change in the rating established or deemed to have been established for the Borrower or the Senior Credit Facilities, written notice of such rating change;

(h) [reserved];

(i) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(j) promptly following any request therefor, subject to compliance with applicable law and any restrictions imposed by a Governmental Authority, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request (for itself or on behalf of any Lender); and

(k) if there are any Unrestricted Subsidiaries as of the last day of any fiscal quarter, simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.01(a) or 5.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of any Unrestricted

Subsidiaries that constitute Significant Subsidiaries from such consolidated financial statements.

Information required to be delivered pursuant to paragraphs (a), (b) or (f) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been delivered to the Administrative Agent in a format which is suitable for posting by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and the Borrower shall endeavor to deliver or cause to be delivered to the Administrative Agent a confirming electronic correspondence providing notice of such availability, provided that the failure to deliver such confirming electronic correspondence shall not constitute a default hereunder); provided that the Borrower shall deliver paper copies of such information to any Lender that requests such delivery. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Material Events. Furnish to the Administrative Agent (for distribution to each Lender) promptly, upon a Responsible Officer of the Borrower obtaining actual knowledge thereof, written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding whether at law or in equity by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence or reasonably expected occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises and Intellectual Property material to the conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit the Transactions or any merger, consolidation, liquidation or dissolution permitted under Section 6.05.

SECTION 5.04. Payment of Obligations. Pay and discharge all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, and all lawful material claims which, if unpaid, might become a Lien upon the property of the Borrower or such Restricted Subsidiary; provided that neither the Borrower nor any such Restricted Subsidiary shall be required to pay any such Tax, assessment, charge, levy or claims (i) the payment of which is being contested in good faith and by proper proceedings, (ii) not yet delinquent or (iii) the non-payment of which, if taken in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance.

(a) Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and except where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights; Maintenance of Ratings. ~~xxxvii)~~ (a) Keep proper books of record and account in accordance with GAAP.

(b) Permit any representatives designated by the Administrative Agent (or, if any Event of Default has occurred and is continuing, any Lender), upon reasonable prior notice and subject to reasonable requirements of confidentiality, including the requirements imposed by any Governmental Authority or by contract, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested, provided that the exercise of rights under this Section shall not unreasonably interfere with the business of the Borrower and its Subsidiaries and the Administrative Agent and the Lenders shall give the Borrower a reasonable opportunity to participate in any discussions with the Borrower’s accountants.

(c) Use commercially reasonable efforts to (i) cause the Senior Credit Facilities to be continuously rated by S&P and Moody’s and, at the Borrower’s election, Fitch, and (ii) maintain a corporate rating from S&P, a corporate family rating from Moody’s, and, at the Borrower’s election, an issuer default rating from Fitch, in each case in respect of the Borrower.

SECTION 5.07. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority (including Environmental Laws) applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. Use the proceeds of the Loans and the issuance of Letters of Credit solely for the purposes described in Section 3.12.

SECTION 5.09. [Reserved].

SECTION 5.10. [Reserved].

SECTION 5.11. Further Assurances. Execute any and all further documents, agreements and instruments, and take all further action that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents. The Borrower will cause any subsequently acquired or organized Wholly Owned Subsidiary that is a Domestic Restricted Subsidiary and is not (or that ceases to be) designated as an Immaterial Subsidiary to become a Loan Party by executing the Guarantee Agreement. In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any of the Subsidiaries of any Wholly Owned Subsidiary that is a Domestic Restricted Subsidiary and that will not be designated as an Immaterial Subsidiary.

SECTION 5.12. Designation of Subsidiaries. In the case of the Borrower, at any time and from time to time in its sole discretion, designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that ~~xxxviii)~~ (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, ~~xxxix)~~ (b) immediately after giving effect to such designation, the Borrower shall be in compliance, on a pro forma basis, with the covenant set forth in Section 6.11 (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), ~~xl)~~ (c) no Subsidiary that owns any Equity Interests of any Restricted Subsidiary, shall be an Unrestricted Subsidiary, ~~xli)~~ (d) [reserved], ~~xlii)~~ (e) no Subsidiary may be designated as an Unrestricted Subsidiary if it guarantees any Material Indebtedness of the Loan Parties (including any Senior Notes) and ~~xliii)~~ (f) there shall be no Unrestricted Subsidiary (other than Titan II, Ascension and HII Risk Management) on the Effective Date. If any Person becomes a Restricted Subsidiary on any date after the Effective Date (including by redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), the Indebtedness of such Person outstanding on such date will be deemed to have been incurred by such Person on such date for purposes of Section 6.01.

SECTION 5.13. Maintenance of Separate Existence. So long as Titan II shall exist, do all things necessary to cause Titan II to maintain a separate existence from the Borrower and each other Restricted Subsidiary, including, without limitation, causing Titan II to (i) maintain proper corporate records and books of account separate from those of the Borrower and each other Restricted Subsidiary; (ii) hold appropriate meetings of its board of directors, keep minutes of such meetings and of meetings of its members and observe all other necessary organizational formalities (and any successor shall observe similar procedures in accordance with its governing documents and applicable law); (iii) at all times hold itself out to the public under its own name as a legal entity separate and distinct from the Borrower and each other Restricted Subsidiary; and (iv) refrain from (A) having any assets other than as contemplated by the Spin-off Transaction Documents, (B) guaranteeing, becoming obligated for or holding itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person, or otherwise having any liabilities except for the guarantees and related liabilities pursuant to the Titan II Guarantees or liabilities for which Titan II is indemnified under the Spin-off Transaction Documents, (C) acting with the intent to hinder, delay or defraud any of its creditors in violation of applicable law, (D) acquiring any securities or debt instruments of its Affiliates or any other Person, and (E) making loans or advances, or transferring its assets, to any Person, except (in the case of clauses (A), (B) and (E) above) for liabilities permitted under Section 6.08(i) and de minimis assets, liabilities, advances, loans and transfers related to the maintenance of Titan II’s existence or to the conduct of the activities of Titan II permitted under Section 6.08(i).

ARTICLE 6

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed:

SECTION 6.01. Non-Guarantor Subsidiary Indebtedness. The Borrower shall not cause or permit any of the Restricted Subsidiaries that are not Guarantors to incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Effective Date and, in each case, set forth in Schedule 6.01, and any Permitted Refinancing thereof;

(b) [reserved];

(c) intercompany Indebtedness owing to the Borrower and the Restricted Subsidiaries;

(d) [reserved];

(e) [reserved];

(f) Indebtedness under or with respect to self-insurance obligations, performance bonds, bid bonds, completion guarantees, appeal bonds, customs bonds, surety bonds, return of money bonds, bankers’ acceptances and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business and not in connection with Indebtedness for borrowed money, including those incurred to secure health, safety and environmental obligations (including with respect to workers’ compensation claims or other types of social security benefits, environmental financial responsibility requirements and environmental remediation programs or to secure the performance of statutory obligations and other obligations of a like nature arising from legal or regulatory requirements), in each case in the ordinary course of business;

(g) Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person; provided that upon the occurrence of Indebtedness with respect to reimbursement obligations regarding worker’s compensation claims, such obligations are reimbursed in the ordinary course of business consistent with past practice;

(h) Indebtedness in respect of the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(i) Indebtedness incurred in the ordinary course of business to finance insurance policy premiums;

(j) Indebtedness in respect of agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Borrower;

(k) [reserved];

(l) Indebtedness in respect of those Swap Contracts incurred in the ordinary course of business and not for speculative purposes and consistent with prudent business practice;

(m) endorsements for collection or deposit in the ordinary course of business;

(n) Indebtedness in respect of (i) customer advances received and held in the ordinary course of business or (ii) take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business; and

(o) other Indebtedness of Restricted Subsidiaries that are not Guarantors in an aggregate amount that, when combined (without duplication) with the aggregate amount of all secured obligations incurred pursuant to Section 6.02(t), shall not exceed 10% of the Consolidated Net Tangible Assets at any time outstanding.

SECTION 6.02. Liens. The Borrower shall not, nor shall it cause or permit any of the Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower and its Restricted Subsidiaries existing on the Effective Date and, in each case, set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the Effective Date and refinancings, extensions, renewals and replacements thereof permitted hereunder;

(b) [reserved];

(c) [reserved];

(d) Liens for Taxes not yet due or which are being contested in compliance with Section 5.04;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s landlords’ or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days and payable or which are being contested in compliance with Section 5.04;

(f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g) pledges (in the ordinary course of business and consistent with past practice) and deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, other obligations of a like nature incurred in the ordinary course of business, and other obligations permitted by Section 6.01(f), (g) or (h);

(h) encumbrances on real property that would be shown on a current and accurate survey and zoning restrictions, easements, rights-of-way, covenants, restrictions, agreements, reservations, riparian rights, mineral and air rights and similar encumbrances on real property imposed by law, recorded in the applicable land records, or arising in the ordinary course of business that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(i) [reserved];

(j) judgment Liens securing judgments not constituting an Event of Default under Article 7 or securing appeal or other surety bonds related to such judgments;

(k) Liens created in favor of the United States of America or any department or agency thereof or any other contracting party or customer in connection with advance or progress payments or similar forms of vendor financing or incentive arrangements;

(l) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, or existing solely with respect to cash and Permitted Investments on deposit in one or more accounts maintained by any Loan Party or any Restricted Subsidiary of the Borrower, in each case granted in the ordinary course of business in favor of the bank or banks which such accounts are maintained;

(m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, and Liens on assets on loan, consignment or lease to the Borrower or a Restricted Subsidiary in the ordinary course of business, including UCC financing statements related to such assets;

(n) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent of a Permitted Acquisition or other similar investment otherwise permitted hereunder;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(p) [reserved]

(q) Liens on (i) insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under or contemplated by Section 6.01(i) and (ii) deposits made in the ordinary course of business to secure liabilities for premiums to insurance carriers;

(r)(i) Liens in the form of licenses, leases or subleases granted or created by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole and (ii) rights of Persons in possession under recorded or unrecorded leases, licenses, occupancy or concession agreements and easements entered into with the Borrower or any Restricted Subsidiary in the ordinary course of business;

(s) Liens attaching to decommissioning trust funds as may be required pursuant to any requirement of law; and

(t) other Liens securing Indebtedness or other obligations in an aggregate amount that, when combined (without duplication) with the aggregate amount of Indebtedness incurred under Section 6.01(o), shall not exceed 10% of Consolidated Net Tangible Assets at any time outstanding.

SECTION 6.03. Sale and Lease-Back Transactions. The Borrower shall not, nor shall it cause or permit any of the Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

SECTION 6.04. [Reserved].

SECTION 6.05. Mergers and Consolidations. The Borrower shall not, nor shall it cause or permit any of the Guarantors to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower and the Restricted Subsidiaries taken as a whole, or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (1) any Person may merge or consolidate into the Borrower or any Guarantor in a transaction in which the Borrower or, in a merger or consolidation to which the Borrower is not party, such Guarantor is the surviving corporation, (2) the Borrower or any Guarantor may merge into or consolidate with, or sell, transfer, lease or otherwise dispose of all or substantially all the assets of the

Borrower and the Restricted Subsidiaries taken as a whole to, any Person, provided that the resulting, surviving or transferee Person is a corporation, limited liability company or partnership organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes all of the obligations of the Borrower, or of such Guarantor, as applicable, under the Loan Documents, (3) any Guarantor may dispose of all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor and (4) any Guarantor may liquidate (other than in connection with a merger or a consolidation which shall be governed by the other clauses of this Section 6.05) and distribute its assets ratably to its shareholders if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

SECTION 6.06. Restricted Payments. The Borrower shall not, nor shall it cause or permit any of the Restricted Subsidiaries to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, however, that:

(a) any Restricted Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;

(b) the Borrower may make Restricted Payments so long as (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Borrower and its Restricted Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such Restricted Payment, with the financial covenant set forth in Section 6.11;

(c) the Borrower and each Subsidiary of the Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(d) the Borrower and each Subsidiary of the Borrower may make Restricted Payments for the cashless exercise of options and warrants in respect of Equity Interests that represent a portion of the exercise price of such options; and

(e) so long as no Event of Default shall have occurred or be continuing or result therefrom, the Borrower and each Subsidiary of the Borrower may declare and make regular dividend payments or other distributions, or other Restricted Payments, in an aggregate amount not to exceed $300,000,000.

SECTION 6.07. [Reserved].

SECTION 6.08. Business of Titan II. Permit or cause Titan II to engage at any time in any business or have any assets or liabilities, other than (i) its liabilities as a guarantor under the Titan II Guarantees or liabilities for which Titan II is indemnified under the Spin-off Transaction Documents, (ii) liabilities reasonably incurred in connection with the maintenance of Titan II’s corporate existence or arising from the Spin-off Transaction Documents, and (iii) indemnities from the Borrower in support of the foregoing. For the avoidance of doubt, it is understood and agreed that in no event shall Titan II be merged into or consolidated with the Borrower or any other Subsidiary, other than an Unrestricted Subsidiary formed solely for the purpose of such merger that does not have any assets or operations (other than assets or operations incidental to its formation); provided that after such merger such surviving Unrestricted Subsidiary shall be deemed to be “Titan II” thereafter for purposes of this Agreement (including without limitation, Section 5.13).

SECTION 6.09. [Reserved].

SECTION 6.10. [Reserved].

SECTION 6.11. Maximum Total Leverage Ratio. The Borrower shall not permit the Total Leverage Ratio as of the last day of any four-quarter period to be greater than 4.00:1.00. Notwithstanding the foregoing:

(a) for purposes of calculating the Total Leverage Ratio, until the earlier of (i) the consummation of a Specified Acquisition and (ii) termination of the acquisition agreement related to such Specified Acquisition, the Total Leverage Ratio shall not include any Indebtedness of the Borrower or the Guarantors to the extent that (x) such Indebtedness was incurred solely to finance such Specified Acquisition (and any related transactions) and the proceeds of such indebtedness are held as cash or cash equivalents in an escrow or equivalent arrangement (pending the consummation of such Specified Acquisition) and (y) such Indebtedness is redeemable or prepayable at no more than 101% of the principal amount thereof (plus accrued interest) in the event that the Specified Acquisition is not consummated; and

(b) upon the Administrative Agent’s receipt of a written notice substantially in the form of Exhibit F hereto (a “Specified Acquisition Notice”), the Total Leverage Ratio as of the last day of any period for the four-quarter period beginning with the period in which such Specified Acquisition is consummated (such period in which the Specified Acquisition is consummated, the “Specified Acquisition Consummation Period”) and continuing through the fourth consecutive fiscal quarter ended immediately following the first day of the Specified Acquisition Consummation Period shall not exceed 4.50:1.00 (in lieu of the ratio set forth for such period above); provided that (i) the Borrower may deliver a Specified Acquisition Notice no more than three times during the life of this Agreement and (ii) after any Specified Acquisition Consummation Period, the Borrower must have a Total Leverage Ratio of no more than 4.00:1.00 for at least two consecutive fiscal quarters before the Borrower may elect to deliver a Specified Acquisition Notice for an additional time.

ARTICLE 7

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or LC Disbursement or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement, any other Loan Document, the borrowings or issuances of Letters of Credit hereunder or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made, deemed made or furnished;

(d) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in (i) Sections 2.05(k)(ii), 5.02(a), 5.03 (with respect to the Borrower’s existence), 5.08, 5.12 or in Article 6 (other than Section 6.11) or (ii) Section 6.11; provided that an Event of Default under Section 6.11 shall not constitute an Event of Default for purposes of any Senior Credit Facility other than a Senior Credit Facility (Financial Covenant), unless and until the Revolving Credit Lenders (and any other Lenders under Senior Credit Facilities (Financial Covenant)) have actually terminated the applicable Commitments and/or declared all outstanding obligations under the relevant Senior Credit Facility to be immediately due and payable in accordance with this Agreement;

(e) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (and the lapse of any applicable grace periods in respect thereof); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary case or other proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its property or assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or other similar law now or hereafter in effect or seeking (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) become unable, admit in writing its inability or fail generally to pay its debts as they become due, (v) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (vi) make a general assignment for the benefit of creditors or (vii) take any action for the purpose of effecting any of the foregoing;

(j) one or more judgments for (x) the payment of money in an aggregate amount in excess of $75,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company and does not dispute coverage) or (y) injunctive relief which would reasonably be expected to result in a Material Adverse Effect shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall, in each case, remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, by reason of a pending appeal or otherwise, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(k) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, has resulted in a Material Adverse Effect;

(l) any Guarantee under the Guarantee Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents); or

(m) a Change in Control shall occur;

then, and (x) in every such event (other than an event described in clause (d)(ii) of this Article or an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders (or in the case of terminating the Revolving Credit Commitments pursuant to clause (i) below, the Required Revolving Credit Lenders), shall, and (y) in every such event described in clause (d)(ii) of this Article, and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the holders of a majority of the Loans and Commitments under the Senior Credit Facilities (Financial Covenant) (or if the conditions of the proviso to such clause have been satisfied, the Required Lenders), shall, in each case by notice to the Borrower, take any or all of the following actions, as applicable, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided that in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Nothing in this Agreement shall constitute a waiver of any rights or remedies the Lenders may otherwise have, including setoff rights.

ARTICLE 8

THE ADMINISTRATIVE AGENT

SECTION 8.01. Authorization and Action. (a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized (x) to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and (y) to negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

(b) The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing:

(i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise or refrain from exercising (and shall be fully protected in so exercising or refraining from exercising) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (A) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (B) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided;

(iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity and

(iv) nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.

(c) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(d) The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Senior Credit Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or Issuing Bank other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(f) It is agreed that the Syndication Agents, Lead Arrangers and Documentation Agents shall, in their capacities as such, have no duties or responsibilities under this Agreement or liability in connection with this Agreement, but all such persons shall have the benefit of the indemnities provided for hereunder. None of the Syndication

Agents, Lead Arrangers and Documentation Agents, in their capacities as such, has or is deemed to have any fiduciary relationship with any Lender.

(g) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.13, 2.14, 2.16, 2.18 and 9.03) allowed in such judicial proceeding; and

(ii)(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(h) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

SECTION 8.02. Administrative Agent’s Reliance, Limitation of Liability, Etc. (a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall not be deemed to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default of Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of this Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and to confirm the occurrence of the Effective Date in accordance with Section 4.01. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03. Posting of Communications. (a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY

ARRANGER, ANY SYNDICATION AGENT, ANY DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04. The Administrative Agent Individually. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The bank serving as the Administrative Agent hereunder and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with the Borrower or any

Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.05. Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor (such successor to be approved by the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, if an Event of Default shall exist at such time, no approval of the Borrower shall be required). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Administrative Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent. Any such resignation by the Administrative Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Bank, in which case such resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights, duties and obligations as Issuing Bank with respect to any Letters of Credit issued by it prior to the date of such resignation. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and appoint a successor (such successor to be approved by the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, if an Event of Default shall exist at such time, no approval of the Borrower shall be required). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders), then such removal shall nonetheless become effective in accordance with such notice on such date. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and, if applicable, as an Issuing Bank (and shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit), and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent.

SECTION 8.06. Acknowledgments of Lenders and Issuing Banks. (a) Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any other Lender or Issuing Bank and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender or Issuing Bank, and to make, acquire or hold Loans hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment thereto or any other Lender or Issuing Bank and their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b) Each Lender and each Issuing Bank, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender or Issuing Bank, as the case may be, hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c) (i) Each Lender (which, for the avoidance of doubt, shall include each Issuing Bank) hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than,

or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(iv) Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 8.07. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Lead Arranger, any Syndication Agent, any Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent, and each Lead Arranger, Syndication Agent and Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE 9

MISCELLANEOUS

SECTION 9.01. Notices. ~~xliv)~~ (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607, Attention of D. R. Wyatt (Telecopy No. (757) 688-6449);

(ii) if to the Administrative Agent to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC5, Newark, Delaware 19713, Attention of Zohaib Nazir (E-mail: zohaib.nazir@chase.com; Tel: (312) 954-9582), with a copy to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC5, Floor 1, Newark, Delaware 19713, Attention of Yili X. Xu (E-mail: yili.x.xu@chase.com) and a copy to JPMorgan Chase Bank, N.A., 8181 Communications Pkwy, Plano, Texas 75024, Attention of Jonathan Bennett (E-mail: jonathan.r.bennett@jpmorgan.com);

(iii) if to JPMCB (x) for standby Letters of Credit other than direct pay Letters of Credit and commercial Letters of Credit, to JPMorgan Chase Bank, N.A., 10420 Highland Manor Drive, Tampa, Florida 33610 (E-mail: gts.ib.standby@jpmchase.com; Tel: 800-364-1969; Fax: 856-294-5267) and (y) for direct pay Letters of Credit, to JPMorgan Chase Bank, N.A., Global Trade – Banking Operations, 131 South Dearborn Street, 5th Floor, Chicago, Illinois 60603-5506 (E-mail: DPLOC.STBY.Issuance@jpmchase.com); and

(iv) if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Each Lender is responsible for providing prompt notice to the Administrative Agent of any changes to the information set forth in its Administrative Questionnaire.

SECTION 9.02. Waivers; Amendments. ~~xlv)~~ (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Subject to Section 2.15(b)~~,~~ and (c) and ~~(d) and~~ Section 9.02 (d) and (e) below, neither this Agreement nor any other Loan Document (other than any LC Continuing Agreement) nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders and (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or any LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.19(b), 2.19(c), 9.02 or any other provision of the Loan Documents in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each affected Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders”, “Required Revolving Credit Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender that would be counted in such definition or provision, (vi) release all or substantially all of the value of the Guarantees provided by the Guarantors without the written consent of each

Lender, (vii) [reserved], (viii) change any of the provisions in Section 9.04(b) in such a way that imposes greater restrictions on a Lender’s ability to assign all or a portion of its rights and obligations under this Agreement without the written consent of each Lender adversely affected thereby, (ix) [reserved], (x) amend, modify, supplement or waive any condition precedent to any Revolving Loan set forth in Section 4.03, or any component definition thereof, without the written consent of the Required Revolving Credit Lenders or (xi) change Section 6.11 or any component definition thereof without the written consent of the holders of a majority of the Loans and Commitments under the Senior Credit Facilities (Financial Covenant); provided further that any such agreement described in the foregoing clauses (v), (x) or (xi) shall require the consent of only such Lenders as are specified therein, and not of Required Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all the Lenders, if the consent of Lenders representing the Required Lenders to such Proposed Change is obtained, but the consent of any other Lender is not obtained (any such Lender whose consent is not obtained as described in this Section 9.02(c) being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request, any assignee identified by the Borrower (with the consent of such assignee) that is a Lender, an Affiliate of a Lender, an Approved Fund or otherwise reasonably acceptable to the Administrative Agent (and that is not a Non-Consenting Lender) shall have the right, after consultation of the Borrower with the Administrative Agent (and with the consent of the Administrative Agent to the extent such assignment would require its consent under Section 9.04(b)(i)), to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Borrower’s request, sell and assign to such assignee, at no expense to such Non-Consenting Lender (including with respect to any processing and recordation fees that may be applicable pursuant to Section 9.04(b)(ii)), all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of such Proposed Change, for an amount equal to the principal balance of all Loans (and funded participations in unreimbursed LC Disbursements) held by such Non-Consenting Lender and all accrued interest, accrued fees and other amounts with respect thereto through the date of sale (including amounts under Sections 2.16, 2.17 and 2.18), such purchase and sale to be consummated pursuant to an executed Assignment and Assumption in accordance with Section 9.04(b) (which Assignment and Assumption need not be signed by such Non-Consenting Lender).

(d) Notwithstanding anything to the contrary herein the Administrative Agent may, upon prior notice to the Lenders, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency, in each case and the same is not objected to in writing by the Required Lenders within five Business Days following the receipt of notice thereof.

(e) Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may, with the consent of each directly and adversely affected Lender under any Class (but no other Lender), amend, modify or supplement this Agreement or any of the other Loan Documents to provide for a “re-pricing” amendment which reduces the interest rate accruing in respect of the Loans of such Class held by such Lenders. In connection with any such amendment, the Borrower and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance and the terms and conditions thereof (which agreements and other documentation shall constitute a “Loan Document”), and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant amendment) to the extent necessary or appropriate, in the judgment of the Administrative Agent and the Borrower, to reflect the existence of, and to give effect to the terms and conditions of, the applicable amendment (including the addition of such modified Loans and/or Commitments as a separate “Class” hereunder).

SECTION 9.03. Expenses; Limitation of Liability; Indemnity; Damage Waiver. ~~xlvi)~~ (a) The Borrower shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates and the Lead Arrangers and each Issuing Bank, including the due diligence expenses, syndication expenses, travel expenses, and the fees, charges and disbursements of Davis Polk & Wardwell LLP and any other special or local counsel for the Administrative Agent as may have been retained by the Administrative Agent after consultation with the Borrower, in connection with the arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement (including expenses incurred in connection with due diligence) or any amendments, modifications or waivers of the provisions hereof (in each case whether or not the Transactions are consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights under or in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Limitation of Liability. To the extent permitted by applicable law the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, the Lead Arranger and any Lender, and any Related Party of any of the foregoing Persons for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data)

obtained through telecommunications, electronic or other information transmission systems (including the Internet).

(c) Indemnity. The Borrower shall indemnify the Administrative Agent, the Lead Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the arrangement and the syndication of the credit facilities provided for herein, the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release or threatened release of Hazardous Materials at, under, on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any Affiliate thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Affiliates, officers, directors or employees. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages from any non-Tax claim.

(d) Lender Reimbursement. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or an Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, or the applicable Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the applicable Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate Revolving Total Exposure, outstanding Term Loans and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).

(e) To the extent permitted by applicable law, neither the Borrower nor any Indemnitee shall have liability for any special, indirect, consequential or punitive damages

(as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof (other than in respect of such damages incurred or paid by an Indemnitee to a third party).

(f) All amounts due under this Section shall be payable promptly/not later than 10 days after written demand therefor, together with reasonable detail and supporting documentation.

(g) The provisions of this Section 9.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or any Issuing Bank.

SECTION 9.04. Successors and Assigns. ~~xlvii)~~ (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (but only to the extent expressly provided for in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b) (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) any Issuing Bank; provided that no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) no assignment shall be permitted to (x) the Borrower or any of its Subsidiaries or Affiliates without the approval of the Required Lenders or (y) a natural person.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent and, if required, the Borrower shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d), 2.05(e), 2.06(b), 2.19(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and the LC Disbursements owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the

Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. A Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.20 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.16 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20(b) with respect to any Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document. All covenants, agreements, representations and warranties made by the Borrower and the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or LC Disbursement or any fee or any other amount payable under this Agreement or any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or any Issuing Bank, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. ~~xlviii)~~ (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Borrower and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, PDF or other electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this

Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the

Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower, any other Loan Party or any other Domestic Subsidiary that is a Restricted Subsidiary against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. ~~xlix)~~ (a) This Agreement and the Loan Documents (except, as to any other Loan Document, as expressly set forth therein) shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. ~~l)~~ (a) Each of the Administrative Agent, each Issuing Bank and the Lenders (each, a “Recipient”) acknowledges that the Borrower considers the Information (as defined below) to include confidential, sensitive or proprietary information and agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to such Recipient’s and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (collectively, such Recipient’s “Representatives”) (provided that such Representatives shall be informed by such Recipient of the confidential nature of such information prior to the disclosure and shall be directed to treat such information in accordance with the terms hereof, and each Recipient hereby agrees to be, and shall be, responsible for any breach of the confidentiality provisions of this Section 9.12 by its Representatives), (ii) to the extent requested in any legal, judicial, administrative proceeding or other compulsory process (including for purposes of establishing a “due diligence” defense in connection with such proceeding or process) or as required by applicable law or regulations, or upon the request or demand of any regulatory authority having jurisdiction over such Recipient or its affiliates (provided that, to the extent not prohibited by law or legal process, the disclosing Recipient will notify the Borrower as soon as practical in the event of any such disclosure pursuant to this clause (ii) (other than any disclosure made in the course of any examination conducted by a bank regulatory authority or by any self-regulatory authorities, such as the National Association of Insurance Commissioners)), (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder, (v) subject to a Confidentiality Agreement executed (including in the form of a binding electronic “click-through” agreement) in favor of the Borrower, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) designated by the Loan Parties to any swap or derivative transaction relating to the Borrower and its obligations, (vi) with the written consent of the Borrower acting through a Financial Officer or (vii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, its Subsidiaries or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS (AND IN ACCORDANCE WITH THE PROVISIONS OF CLAUSE (A) ABOVE).

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW(AND IN ACCORDANCE WITH THE PROVISIONS OF CLAUSE (A) ABOVE).

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Conversion of Currencies. ~~li)~~ (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.15. USA PATRIOT Act. Each Lender and the Administrative agent hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act and the Beneficial Ownership Regulation.

SECTION 9.16. [Reserved].

SECTION 9.17. Guarantee Release. Each Lender irrevocably authorizes the Administrative Agent to release any Guarantor from its obligations under the Guarantee Agreement if such Person (x) ceases to be a Wholly Owned Domestic Restricted Subsidiary as a result of a transaction permitted hereunder or (y) is validly designated as an Immaterial Subsidiary.

In each case as specified in this Section 9.17, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Guarantor from its obligations under the Guarantee Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.17. In each case as specified in this Section 9.17, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Guarantor from its obligations under the

Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 9.17.

SECTION 9.18. Security Clearance. The Lenders, the Administrative Agent and the Issuing Banks acknowledge that the Loan Parties and their Subsidiaries perform classified contracts funded by or for the benefit of the United States Federal government and, accordingly, neither the Loan Parties nor their Subsidiaries will release, disclose or otherwise make available to any Lender, the Administrative Agent or any Issuing Bank any classified information or nuclear material in violation of any requirement of law, including laws restricting release of such information or material to any parties not in possession of a valid security clearance and authorized by the appropriate agency of the United States Federal government to receive such information or material. The Lenders, the Administrative Agent and the Issuing Banks acknowledge that in connection with any exercise of a right or remedy the United States Federal government may remove classified information or government-issued property prior to any remedial action which would give the Lenders, the Administrative Agent or the Issuing Banks access to or control over such classified information or government-issued property. The Lenders, the Administrative Agent and the Issuing Banks acknowledge that any exercise of rights or remedies under the Loan Documents or applicable laws may be subject to the federal National Industrial Security Program Operating Manual (“NISPOM”), including, without limitation, the rules governing Foreign Ownership Control or Influence (as defined therein). Notwithstanding any notice requirements or other obligations of the Loan Parties under this Agreement, none of the Loan Parties or their Subsidiaries shall be required to furnish any classified or other confidential information to the extent that furnishing such information would not be permitted under applicable requirements of law (including, without limitation, the National Industrial Security Program established by Executive Order 12829 for the protection of information classified under, inter alia, the Atomic Energy Act of 1954 and the procedures set forth in NISPOM and the Department of Energy security regulations, including, without limitation, the foreign ownership, control or influence regulations under 48 CFR 904.70003, et seq.). Nothing in this Section 9.18 shall relieve the Loan Parties and their Subsidiaries of the obligation pursuant to Section 5.02 to furnish to the Administrative Agent written notice of any actual knowledge of the Borrower of any development in connection with any classified contract that may have a material adverse effect on the value of such contract to a Loan Party or Subsidiary, including but not limited to notice of cancellation received by the Loan Parties or their Subsidiaries or allegation of default with respect to such contract to the extent compliance with such specific notice obligations is not prohibited by applicable law or regulation.

SECTION 9.19. No Fiduciary Relationship. Each of the Loan Parties hereby acknowledges that none of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement, and the relationship between the Administrative Agent, the Lead Arrangers, the Lenders, and the Issuing Banks or any of their Affiliates, on the one hand, and the Loan Parties, on the other hand, in connection herewith is solely that of debtor and creditor.

SECTION 9.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.21. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contract or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the

United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[The remainder of this page has been left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HUNTINGTON INGALLS INDUSTRIES, INC.

By:
Name:
Title:

[Signature page to RCF Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Signature page to RCF Credit Agreement]

JPMORGAN CHASE BANK, as Lender and Issuing Bank

By:
Name:
Title:

[Signature page to RCF Credit Agreement]

[•], as a Lender [and Issuing Bank]

By:
Name:
Title:

[By:
Name:
Title:]

[Signature page to RCF Credit Agreement]

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Huntington Ingalls Industries, Inc. Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and among each of the Persons identified on the signature pages hereto as an Assignor (each, an “Assignor” and collectively, the “Assignors”) and JPMorgan Chase Bank, N.A. (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, each Assignor hereby irrevocably sells and assigns to the Assignee as described below, and the Assignee hereby irrevocably purchases and assumes from the applicable Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date, (i) all of the applicable Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and/or percentage interest identified below of the applicable Assignor’s outstanding rights and obligations under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims (including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the applicable Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above are in each case hereinafter referred to as an “Assigned Interest”). Such sale and assignment is without recourse to any of the Assignors and, except as expressly provided in this Assignment and Assumption, without representation or warranty by any of the Assignors.

1.	Assignor[s]:

2.	Assignee[s]:

[Assignee is an [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	Huntington Ingalls Industries, Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	Amended and Restated Credit Agreement dated as of August 2, 2021 among Huntington Ingalls Industries, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the other financial institutions party thereto

Bank

6.	Assigned Interests:

	Assignors	Assignees	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[1]
1	[LENDER]	[•]	[•]	$	$		%
2	[LENDER]	[•]	[•]	$	$		%
3	[LENDER]	[•]	[•]	$	$		%
4	[LENDER]	[•]	[•]	$	$		%
5	[LENDER]	[•]	[•]	$	$		%

7.	Effective Date: [ ] [ ], 20[ ][2]

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.
[2]	To be inserted by Administrative Agent and which shall be the Effective Date of recordation of transfer in the Register therefor.

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

, as Assignor,

By
Name:
Title:

By
Name:
Title:

, as Assignee,

By
Name:
Title:

By
Name:
Title:

[Consented to and][3] Accepted:

[ADMINISTRATIVE AGENT], as Administrative Agent

By
Name:
Title:

[Consented to:

[BORROWER]

By
Name:
Title: ][4]

[Consented to:

[ISSUING BANK]

By
Name:
Title: ][5]

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Amended and Restated Credit Agreement.
[4]	To be added only if the consent of the Borrower is required by the terms of the Amended and Restated Credit Agreement.
[5]	To be added only if the consent of the Issuing Bank is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1.

Assignors. Each Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interests transferred by it hereunder, (ii) each Assigned Interest transferred by it hereunder is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions by it contemplated hereby. Neither any Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interests and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interests acquired by it hereunder, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interests acquired by it hereunder on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignors or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.

Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interests (including payments of principal, interest, fees and other amounts) to the applicable Assignors for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.

General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF BORROWING REQUEST

ARTICLE 10

JPMorgan Chase Bank, N.A., as Administrative Agent

for the Lenders referred to below,

Stanton Christiana Road, 3/Ops2

Newark, Delaware 19713

Attention of ~~[Nicole Reilly~~Darius Neely

~~nicole.c.reilly@jpmorgan~~darius.neely@chase .com

Tel: ~~302-634-1890]6~~704-544-4269

[Date]~~7~~6

Ladies and Gentlemen:

This Borrowing Request is delivered pursuant to the Amended and Restated Credit Agreement dated as of August 2, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Huntington Ingalls Industries, Inc. (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the other financial institutions party thereto. Terms used herein and not defined have the meanings assigned to them in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement as follows:

1.	Aggregate Amount of Borrowing~~[8]~~[7]	$ .

2.	Date of Borrowing (which is a Business Day)	, 20 .

~~6~~	~~To be confirmed.~~
~~[7]~~[6]

Must be notified by telephone (i) in the case of Term Benchmark Borrowings no later than 12:00 noon, New York City time, ~~in the case of Eurodollar Borrowings, three~~three U.S. Government Securities Business Days before, ~~and~~(ii) in the case of RFR Borrowings (to the extent applicable pursuant to Section 2.15), no later than 12:00 noon, New York City time, five U.S. Government Securities Business Days before and (iii) in the case of the ABR Borrowings, no later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) of the Amended and Restated Credit Agreement may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.

~~[8]~~

~~Eurodollar Revolving~~[7] Term Benchmark Borrowings and RFR Borrowings must be in an aggregate amount not less than $2,000,000 and in an integral multiple of $500,000. ABR Revolving Borrowings must be in an aggregate amount not less than $2,000,000 and in an integral multiple of $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) of the Amended and Restated Credit Agreement.

B-1

3.	Type of Borrowing~~[9]~~[8]	.

4.	Interest Period~~[10]~~[9]	.

The Borrower certifies that on and as of the date of the proposed Borrowing:

(i) the representations and warranties of the Borrower set forth in the Credit Agreement [(other than those representations and warranties contained in Sections 3.04(c) and 3.06)]~~11~~10 are true and correct in all material respects (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date and except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” is true and correct in all respects as so qualified); and

(ii) at the time of and immediately after giving effect to such proposed Borrowing, no Default or Event of Default has occurred and is continuing.

HUNTINGTON INGALLS INDUSTRIES, INC.

By:
Name:
Title:

~~9~~8	Specify Term Borrowing or a Revolving Borrowing, and ABR Borrowing or ~~Eurodollar~~Term Benchmark Borrowing (or, solely to the extent applicable pursuant to Section 2.15, RFR Borrowing).
~~[10]~~[9]	Applicable only to ~~Eurodollar~~Term Benchmark Borrowings, and subject to the definition of “Interest Period” and Section 2.02 of the Amended and Restated Credit Agreement.
~~11~~ [10]	Applicable only to Borrowings made after the Effective Date.

B-2

EXHIBIT C

For Bank use only, insert Applicant’s name:

CONTINUING AGREEMENT FOR

COMMERCIAL & STANDBY LETTERS OF CREDIT

To induce [Issuing Bank] and/or any of its subsidiaries or affiliates (individually and collectively, “Bank”), in its sole discretion, to issue one or more standby or commercial letters of credit or other independent undertakings from time to time at the request of the undersigned (“Applicant”), Applicant agrees as follows, including as to each such letter of credit or other independent undertaking (together with any extensions or modifications, each a “Credit”):

1. Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement (as defined below). The following terms shall have the meanings set forth below, unless the context requires otherwise:

“Agreement” means this Continuing Agreement for Commercial & Standby Letters of Credit, as amended, supplemented or otherwise modified from time to time.

“Application” means a request to issue a Credit in the form of Exhibit A—Application for Irrevocable Standby Letter of Credit or Exhibit B – Application for Irrevocable Commercial Letter of Credit or a request to amend a Credit in the form of Exhibit C – Application for Amendment hereto.

“Credit Agreement” means the Amended and Restated Credit Agreement dated as of August 2, 2021 among Huntington Ingalls Industries, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the other financial institutions party thereto.

“Drawing Document” means any document presented for purposes of drawing under a Credit (including any draft or other demand or request for honor of a Credit).

“Instructions” means any inquiries, communications or instructions (whether oral, telephonic, written, facsimile, electronic or other)

regarding a Credit, an Application or this Agreement (and the term “Application” is subsumed within the term “Instructions”).

“LOI” means a steamship guarantee, release or letter of indemnity in favor of a carrier issued by Bank upon Instruction of Applicant.

2. Applications/Instructions. Each Application shall be irrevocable and in such form as Bank shall from time to time require (including any type of electronic form or means of communication); provided that the form of application set forth as Exhibit A and Exhibit B, as applicable, shall be acceptable to Bank. Bank’s records of the content of any Instruction shall be conclusive absent manifest error. Applicant’s ultimate responsibility for the final text of each Credit shall not be affected by any assistance Bank may provide, such as by drafting or recommending text.

3. Payment Terms; Obligations Absolute. (a) For each Credit, Applicant shall pay to the Administrative Agent for the account of Bank: i) the amount of each drawing paid by Bank under such Credit, in accordance with Section 2.05(e) of the Credit Agreement; ii) commissions, fees and charges in respect of such Credit, in accordance with in Section 2.13(b) of the Credit Agreement; iii) interest in accordance with Section 2.05(h) of the Credit Agreement; and iv) Bank’s charges, costs and expenses, in accordance with Section 9.03(a) of the Credit Agreement.

1.(b) If the amount drawn under any Credit is in a Designated Foreign Currency, Applicant shall pay under Section 3(a)(i) the US Dollar Equivalent of such amount, in accordance with Section 2.05(e) of the Credit Agreement.

(c) Applicant’s payment obligations under this Section 3 are absolute, unconditional and irrevocable under any and all circumstances whatsoever, as provided in Section 2.05(f) of the Credit Agreement.

4. Additional Provisions Applicable to Commercial Credits. (a)Transport Documents and LOIs. If Bank issues a LOI or endorses a bill of lading at the Instruction of Applicant, then: (i) except as may be otherwise set forth herein, such LOI shall be deemed issued by Bank subject to the same terms and conditions set forth herein for Credits (including payment obligations, indemnification provisions and limitations of liability); v) Applicant shall be liable for any payment made under such LOI on demand; vi) Bank shall have the right in its sole discretion and without notice to or approval of Applicant, to pay, settle or adjust any claim or demand made against or upon Bank in connection therewith without inquiry or determination, on Bank’s part, of the circumstances, merits or validity of such claim or demand; vii) Applicant shall take whatever steps are reasonably necessary to obtain the shipping documents relating to such LOI; viii) promptly following Applicant’s receipt of such shipping documents, Applicant shall deliver them to the carrier, duly endorsed by all parties whose endorsement is required by the carrier, and obtain from the carrier and deliver to Bank, the LOI and a release of Bank’s liability to the carrier; ix) Bank is hereby authorized to honor any drawing under the Credit related to such LOI, whether or not the drawing complies with the terms and conditions of such Credit; and x) Applicant acknowledges that it may be required to reimburse Bank for payments made by Bank under both such LOI and the Credit related to such LOI.).

(b) Absence of Written Instructions. In the absence of written instructions to the contrary, Applicant agrees that (a) if any commercial Credit authorizes drawings and/or shipments in installments and any installment is not drawn and/or shipped within the period allowed for that installment but Applicant waives such discrepancy, Bank is authorized to honor any subsequent installments so long as documents for such installments are presented within the period allowed for such installments; and (b) each negotiation Credit shall expire at the counters of the nominated person even if notice of the presentation or any documents contained in the presentation is not received by Bank until after the expiry date of such Credit or any installment thereof.

(c) Pledge and Assignment of Security. As security for the payment and performance of all obligations and liabilities of Applicant to Bank in respect of any commercial Credit or any related LOI issued hereunder (if any) and under this Agreement, Applicant hereby grants to Bank a continuing lien and security interest in all of Applicant’s right, title and interest in, to and under all Property, including any goods and documents which have been or at any time shall be delivered to, received by or otherwise come into the possession or control of Bank, its correspondents or Applicant in connection with such Credit. As used herein, “Property” means, in respect of any commercial Credit, any and all right, title and interest of Applicant in any goods and documents relating to or presented under such Credit, and any identifiable proceeds thereof.

5. Covenants. Applicant shall comply with all foreign and domestic laws, rules and regulations (including the USA Patriot Act, foreign exchange control regulations, foreign asset control regulations and other trade-related regulations) now or hereafter applicable to each Credit, the transactions underlying such Credit or Applicant’s execution, delivery and performance of this Agreement, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

6. Remedies. If any Event of Default as defined in the Credit Agreement shall have occurred and be continuing, in addition to the remedies specified therein, Bank may require Applicant to (and Applicant agrees that it shall) use its reasonable efforts to cause Bank to be promptly released from its obligations under each Credit.

7. Electronic Transmissions. Bank is authorized to accept and process any Application and any amendments, transfers, assignments of proceeds, Instructions, consents, waivers or other documents relating to any Credit or Application which are sent to Bank by any form of electronic transmission and such communications shall be binding upon Applicant. If it is a condition of any Credit that payment may be made upon receipt by Bank of an electronic transmission advising negotiation or honor, Applicant agrees to reimburse Bank on demand for the amount indicated in such electronic transmission advice, and further agrees to hold Bank harmless if documents fail to arrive, or if, upon arrival of documents, Bank determines that such documents do not comply with the terms and conditions of such Credit.

8. Auto Extend Notice. If any Credit provides for automatic extension without amendment, Applicant agrees that it will notify Bank in writing at least thirty (30) days prior to the last day specified in such Credit by which Bank must give notice of nonextension as to whether or not it wishes such Credit to be extended. Except as may be provided in any Credit or as Bank may otherwise agree in writing in its sole discretion, Bank has no duty to (i) send or refrain from sending notice of its election not to extend such Credit or (ii) otherwise amend or modify any Credit.

9. Continuing Agreement; Survival. This Agreement shall be effective immediately upon execution and delivery by Applicant (with acceptance by Bank being waived) and shall remain in effect until Applicant or Bank gives the other at least 30 days’ prior written notice of termination (which notice may be given whether or not any Event of Default exists). Termination shall not release Applicant from any liability for any payment obligations (whether or not contingent) existing at the time of termination or resulting from or incidental to any Credit issued on or before such date (regardless of when such Credit expires or is cancelled). The provisions hereof relating to payments, indemnities, exculpations, limitations of liability, suretyship defenses, jurisdiction and waiver of jury trial shall survive and remain in full force and effect regardless of the consummation of any transactions contemplated hereby, the reimbursement or repayment of any drawings, the expiration or termination of the Credits or LOIs, the termination of the Credit Agreement, or the termination of this Agreement or any provision hereof.

10. Amendment; Severability. This Agreement may not be amended without the written consent of Applicant and Bank. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. Bank hereby notifies Applicant that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies Applicant, which information includes the name and address of Applicant and other information that will allow Bank to identify Applicant in accordance with such Act.

12. Credit Agreement Controls. It is understood and agreed that each Credit shall be subject to the terms and conditions set forth in the Credit Agreement, including, without limitation, Sections 2.05 and 2.16 thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control. For the avoidance of doubt, the provisions of the Credit Agreement shall govern with respect to all matters not expressly provided for herein.

13. Applicable Law; Jurisdiction; Jury Trial. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Applicant hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Agreement against the Applicant or its properties in the courts of any jurisdiction. Applicant hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in this paragraph (b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(c) APPLICANT WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING IN WHICH BANK AND APPLICANT ARE PARTIES (WHETHER OR NOT THE ONLY PARTIES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY INSTRUCTION OR ANY CREDIT.

[Remainder of page intentionally left blank]

The undersigned hereby agrees to all the terms and conditions set forth herein as of the date set forth below.

Address for Notices, etc. to Applicant:
(Applicant)

(Place and Type of Organization)
Fax:
Telephone:
Attention:	(Authorized Signature)

Agent for service per Section 15(b), if applicable:
(Print Name)
Name:
Address:
(Title)
(which must be in the State of New York)
(Date)

Form of Application and Agreement for Irrevocable Commercial Letter of Credit	EXHIBIT A

This application and the Letter of Credit issued hereunder are subject to and governed by the CONTINUING AGREEMENT FOR COMMERCIAL & STANDBY LETTERS OF CREDIT executed by the undersigned in favor of [Issuing Bank], as may be amended or restated from time to time (the “Agreement”).

When transmitting this application by facsimile all pages must be transmitted.

Questions regarding completion of this form should be directed to:

To:	[Issuing Bank] and/or its subsidiaries and/or affiliates (“Issuer”). Date:

Completed and executed applications should be routed for processing as follows:

Via Email:                 Bank][Issuing Via Facsimile:

I. Pursuant to the Terms and Conditions contained herein, please issue an IRREVOCABLE DOCUMENTARY COMMERCIAL Letter of Credit (together with any replacements, extensions or modifications, the “Credit”) and transmit it by:

S.W.I.F.T.                 Courier

If completing in Microsoft Word, please enter data by ‘clicking’ on the gray boxes.

Applicant/Obligor (Full name and address, jointly and severally if more than one, individually and collectively, “Applicant/Obligor”):

[Signature lines are on last page]

Account Party (Full name and address of entity to be named in Letter of Credit if different than the above Applicant/Obligor):

Advising Bank-Optional (If blank, Issuer will select its branch or affiliate or correspondent in the domicile of the beneficiary):

Beneficiary (Full name and address):

Amount (In Figures):

Amount (In words):

Indicate plus or minus percentage if applicable

Plus         Minus      %

Expiry Date:

Credit is transferable. (Issuer is authorized to include its standard transfer conditions and is authorized to nominate a Transferring Bank.)

Partial Shipment                 Transshipment

Not Allowed (if blank, allowed)       Not Allowed (if blank, allowed)

Shipment:

Latest Shipment Date:

Place of Receipt:

Port/Airport of Loading:

Port/Airport of Discharge:

Place of Delivery:

Credit available:

At sight.

By deferred payment at:

By acceptance of drafts at:

By mixed payment details:

Discount Charges, if any, for the account of the

(specify only if credit is available by acceptance)

Beneficiary     Applicant

Against the documents detailed herein and Beneficiary’s draft(s) drawn on Issuer or Issuer’s branch or affiliate or correspondent (at Issuer’s option) for 100% or      % of the invoice value.

Insurance:

Insurance effected by us. We agree to keep insurance in force until this transaction is complete (no document required if checked).

If above is not checked, the following documents are required:

Negotiable Insurance Policy or Certificate covering the following risks:

Place of Expiry: Unless the undersigned or Issuer nominates a bank which is authorized to pay, to accept, or to incur a deferred payment undertaking, the Credit will be issued as available with any Bank by negotiation. Issuer may nominate any such bank in its sole discretion or stipulate that the Credit is available with Issuer only.

(Issuer in its sole discretion may specify that the Credit will expire in the country of the beneficiary).

Commercial Invoice     originals     copies.

Transport Documents:

Full Set of Marine/Ocean Bill of Lading covering a port to port shipment consigned to the order of [Issuing Bank] marked notify Applicant indicating the name of the carrier, and indicating the goods have been loaded on board or shipped on a named vessel.

Full Set of Multimodal Transport document consigned to the order of [Issuing Bank] marked notify Applicant indicating the name of the carrier or Multimodal transport operator, and indicating that the goods have been dispatched, taken in charge or loaded on board.

Air Waybill consigned to [Issuing Bank] marked notify

Applicant indicating the name of the carrier.

If Consignee other than [Issuing Bank] (please specify):

If notify party other than Applicant (please specify):

Truck Bill of Lading consigned to marked notify Applicant indicating the name of the carrier.

Rail Bill of Lading consigned to marked notify Applicant indicating the name of the carrier.

The Transport Document must be marked

Freight Collect

Freight Prepaid

All Risks War SR&CC Other Risks (specify).

Insurance coverage for     % (Unless otherwise specified the minimum amount of insurance must be for 100% of the CIF or CIP value plus 10%. If the CIF or CIP value cannot be determined from the documents on their face, insurance must be for a minimum amount of 110% of the drawing amount or 110% of the gross invoice amount, whichever is greater.)

Packing List     originals     copies.

Certificate of Origin     originals     copies.

Forwarders Cargo Receipt (‘FCR’) issued by indicating that the merchandise has been received (indicate in the space below any further requirements-Note: a FCR is not a transport document):

Inspection Certificate issued by

and purportedly signed by

    originals     copies

Specify Inspection Certificate content (if blank, document will be accepted as tendered.)

Other Documents

See attached sheet for continuation or other documents or further special instructions which form and are an integral part of this Application.

Covering: Merchandise described in the invoice as (Mention commodity only in generic terms omitting details as to grade, quality, etc. Do not attach copy of Purchase Order. Reference may be made to it for information only.)

Trade Terms:

FCA      (named place of shipment);

FAS       (named port of shipment);

FOB      (named port of shipment);

CFR       (named port of shipment);

CIF      (named port of destination);

CIP      (named place of destination);

Other

With the above trade terms check only if either 2010 or 2000 apply Incoterms 2010 Incoterms 2000.

Documents must be presented for payment, acceptance, negotiation within     days (unless otherwise specified 21 days will be stipulated) after the date of shipment of the transport documents (or in the case of a FCR or Air Waybill 21 days after its date) but within the validity of the Credit.

All bank charges other than those of Issuer are for the beneficiary’s account.

Unless otherwise stated herein, the negotiating/nominated bank (if any) is authorized to send all documents to you in one airmail or courier service, if available.

The Credit, or any Credit issued shall be subject to the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 (“UCP”) and any subsequent revision thereof adhered to by Bank on the date such Credit is issued.

THE UNDERSIGNED HEREBY AGREES TO ALL THE TERMS AND CONDITIONS SET FORTH HEREIN, ALL OF WHICH HAVE BEEN READ AND UNDERSTOOD BY THE UNDERSIGNED.

(Applicant/Obligor)
(Authorized “Signature”)
(Print Authorized Signor’s Name)
(Title)
(Phone)
(Date)

Without limiting the terms above, you are authorized to debit our account no.                 unless we have mutually agreed in writing to other payment arrangements with [Issuing Bank] for the amount of each drawing and/or your commissions and charges.

THE FOLLOWING IS TO BE EXECUTED IF THE CREDIT IS TO BE ISSUED FOR THE ACCOUNT OF A PERSON OTHER THAN THE PERSON SIGNING ABOVE:

NAMED AS ACCOUNT PARTY	i. AUTHORIZATION AND AGREEMENT OF ADDITIONAL PARTY

To: THE ISSUER OF THE CREDIT

We join in the above Agreement, naming us as Account Party, for the issuance of the Credit and, in consideration thereof, we irrevocably agree (i) that the above Applicant has sole right to give instructions and make agreements with respect to this Application, the Agreement, the Credit, and the disposition of documents, and we have no right or claim against you, any of your affiliates or subsidiaries, or any correspondent in respect of any matter arising in connection with any of the foregoing and (ii) to be bound by the Agreement and all obligations of Applicant thereunder as if we were a party thereto. Applicant is authorized to assign or transfer to you all or any part of any security held by Applicant for our obligations arising in connection with this transaction and, upon any such assignment or transfer, you shall be vested with all powers and rights in respect of the security transferred or assigned to you and you may enforce your rights under this Agreement against us or our Property in accordance with the terms hereof.

(Account Party)
(Authorized “Signature”)
(Print Authorized Signor’s Name)
(Title)
(Phone)
(Date)

EXHIBIT B

Form of Application and Agreement for Irrevocable

Standby Letter of Credit

This application and the Letter of Credit issued hereunder are subject to and governed by the CONTINUING AGREEMENT FOR COMMERCIAL & STANDBY LETTERS OF CREDIT executed by the undersigned in favor of [Issuing Bank], as may be amended or restated from time to time (the “Agreement”).

When Transmitting this application by facsimile all pages must be transmitted.

Questions regarding completion of this form should be directed to:

To: [Issuing and/or its subsidiaries and/or affiliates (“Issuer”).                 Date:

I. Pursuant to the Terms and Conditions contained herein, please issue an IRREVOCABLE STANDBY Letter of Credit (together with any replacements, extensions or modifications, the “Credit”) and transmit it by:

S.W.I.F.T.                         Courier

If completing in Microsoft Word, please enter data by ‘clicking’ on the gray boxes.

Applicant/Obligor (Full name and address, jointly and severally if more than one, individually and collectively, “Applicant/Obligor”): [Signature lines are on last page].	Beneficiary (Full name and address):

Account Party (Full name and address of entity to be named in Letter of Credit if different than the above Applicant/Obligor):	Advising Bank (Specify name, address, location as appropriate, otherwise, if left blank, Issuer will select one of its branches, affiliates or correspondents in the domicile of the Beneficiary):

Amount: Up to an aggregate amount of If not USD, indicate currency	Expiry Date: Demands/claims must be presented to the counters of the nominated bank not later than .

II. REQUIRED FOR SANCTION SCREENING PURPOSES. A brief description of the purpose of the Credit including, where applicable, a description of the merchandise, the country of origin of the merchandise, and the name of the countries where merchandise is being shipped from and to must be entered:

III. Complete only if automatic extension of the expiry date is required.

Credit to contain automatic extension clause with extension period of one year/ other    (please specify).

No less than         calendar days non-extension notice to the beneficiary.

Automatic extension final expiration date:        (the date after which the Credit will no longer be subject to automatic extension).

IV. AVAILABLE BY (indicate A, B, C or D)

A.

Beneficiary’s dated statement referencing [Issuing Bank] Letter of Credit Number indicating amount of demand/claim and purportedly signed by an authorized person reading as follows (Please state within the quotation marks the wording to appear on the statement to be presented):

“ (insert appropriate reason for drawing) ”

See attached sheet(s) for additional documents and/or special instructions, which form(s) an integral part of this Application. Such attachments/special instructions must be approved and signed by Applicant/Obligor.

B.

Issue substantially as per the attached sheet(s) and/or special instructions, which form(s) an integral part of this Application. Such attachments/special instructions must be approved and signed by Applicant/Obligor.

C.	Issue Credit in your standard format in favor of another bank (See Section VI. below).

D.	Other:

DELIVERY INSTRUCTIONS/SPECIAL HANDLING (IF ANY)

Multiple drawings prohibited (if blank, multiple drawings will be permitted).

Partial drawings prohibited (if blank, partial drawings will be permitted).

Credit is transferable only in its entirety (Issuer is authorized to include its standard transfer conditions and is authorized to nominate a transferring bank, if applicable). Transfer fees/charges are for the account of Beneficiary or if box is checked, for the account of the Applicant/Obligor.

V. The Credit, or any Credit issued by you shall be subject to the International Standby Practices 1998, International Chamber of Commerce Publication 590 (“ISP”) or, if box is checked, it shall be subject to the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 (“UCP”).

VI. Complete only when another bank is to issue its guarantee or undertaking based on the issued Credit.

We understand and agree that by making this request, we shall remain liable under this Credit until Issuer is fully released in writing by such entity.

(i) Please issue a Credit in your customary format (as a counter guarantee) in favor of another bank (or Issuer’s affiliated office, branch or other correspondent bank) and we request that such bank issue a local guarantee, bond, standby letter of credit or other undertaking (collectively referred to as “Undertaking”) substantially as set forth below. The term “Credit” as used in this Agreement shall also include any such Undertaking.

Details provided below:

Type of Undertaking: Bid; Performance; Advance Payment; Specify Other:

Expiry Date (at least 30 days prior to the Expiry Date on page 1):

Beneficiary (Full name and full street address):

Bid/contract ref no.:

Bid/contract purpose/description/name:

Conditions for Drawing:

(ii) Please request/authorize another bank to issue their Undertaking substantially in the attached format

See attached sheet(s) for additional documents and/or special instructions, which form(s) an integral part of this Application. Such attachments/special instructions must be approved and signed by Applicant/Obligor.

Unless otherwise stated herein, the nominated bank (if any) is authorized to send all documents to you in one airmail or courier service, if available.

THE UNDERSIGNED HEREBY AGREES TO ALL THE TERMS AND CONDITIONS SET FORTH HEREIN INCLUDING, ALL OF WHICH HAVE BEEN READ AND UNDERSTOOD BY THE UNDERSIGNED.

(Applicant/Obligor)

(Authorized “Signature”)

(Print Authorized Signor’s Name)

(Title)

(Phone)

(Date)

THE FOLLOWING IS TO BE EXECUTED IF THE CREDIT IS TO BE ISSUED FOR THE ACCOUNT OF A PERSON OTHER THAN THE PERSON SIGNING ABOVE:

1) AUTHORIZATION AND AGREEMENT OF ADDITIONAL PARTY

NAMED AS ACCOUNT PARTY

To: THE ISSUER OF THE CREDIT

We join in the above Agreement, naming us as Account Party, for the issuance of the Credit and, in consideration thereof, we irrevocably agree (i) that the above Applicant has sole right to give instructions and make agreements with respect to this Application, the Agreement, the Credit and the disposition of documents, and we have no right or claim against you, any of your affiliates or subsidiaries, or any correspondent in respect of any matter arising in connection with any of the foregoing and (ii) to be bound by the Agreement and all obligations of Applicant thereunder as if we were a party thereto. Applicant is authorized to assign or transfer to you all or any part of any security held by Applicant for our obligations arising in connection with this transaction and, upon any such assignment or transfer, you shall be vested with all powers and rights in respect of the security transferred or assigned to you and you may enforce your rights under this Agreement against us or our Property in accordance with the terms hereof.

(Account Party)

(Authorized “Signature”)

(Print Authorized Signor’s Name)

(Title)

(Phone)

(Date)

Form of Application for Amendment

On Beneficiary Letterhead

Date:	[ ]

To:	[Issuing Bank] [Address] ATTN: [ ] Phone: [ ] FAX: [ ]

From:	[Name and Address of Beneficiary]

RE:	[Issuing Bank] Letter of Credit Number [SPECIFY NUMBER] issued on behalf of [SPECIFY APPLICANT NAME] in the amount of [SPECIFY CURRENCY AND AMOUNT].

Gentlemen:

We hereby agree to amend the above referenced letter of credit as follows:

•	[Decrease the available amount of the letter of credit by USD to a new balance of USD .]

•	[Change the expiration date to ..]

•	[OTHER: ]

Please contact [SPECIFY BENEFICIARY CONTACT NAME / PHONE/ EMAIL] with any questions.

Regards,

COMPANY NAME:
NAME OF SIGNER:
TITLE OF SIGNER:

On Obligor Letterhead

Date:	[ ]

To:	[Issuing Bank] [Address] ATTN: [ ] Phone: [ ] FAX: [ ]

From:	[Name and Address of Obligor]

RE:	[Issuing Bank ] Letter of Credit Number [SPECIFY NUMBER] issued on behalf of [SPECIFY APPLICANT NAME~~[12]~~[11]*] in the amount of [SPECIFY CURRENCY AND AMOUNT] in favor of [SPECIFY NAME OF BENEFICIARY].

Gentlemen:

We request the above referenced letter of credit be amended as follows:

•	[Increase / Decrease the available amount of the letter of credit by USD to a new balance of USD~~[13]~~[12] .]

•	[Extend the expiration date to ..]

•	[OTHER: ]

Regards,

COMPANY NAME:
NAME OF SIGNER:
TITLE OF SIGNER:

~~12~~11	Obligor must submit the request to amend but, if the applicant is a party other than the obligor, the applicant name is included for reference.

~~13~~12	Amendment must be made in the currency the letter of credit was issued.

EXHIBIT D

[Reserved]

EXHIBIT E

[Reserved]

E-1

EXHIBIT F

[FORM OF SPECIFIED ACQUISITION NOTICE]

OFFICER’S CERTIFICATE

[•], 20[ ]~~14~~13

Reference is made to that certain Amended and Restated Credit Agreement dated as of August 2, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Huntington Ingalls Industries, Inc. (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the other financial institutions party thereto. Capitalized terms used herein without definition have the meanings ascribed in the Credit Agreement.

This is a Specified Acquisition Notice irrevocably delivered pursuant to the Credit Agreement in connection with the proposed acquisition (the “Acquisition”) [describe acquisition or investment.] Pursuant to this Specified Acquisition Notice, the Borrower designates the Acquisition a Specified Acquisition under the Credit Agreement.

[The aggregate amount of consideration (such consideration (a) excluding amounts attributable to the issuance of capital stock of the Borrower and (b) including, for the avoidance of doubt, any indebtedness satisfied or defeased at the closing of such acquisition by payment thereof, directly or indirectly, by the Borrower or its Subsidiaries or assumed in connection with such acquisition) for the Acquisition is at least $250,000,000.]

[remainder of page intentionally blank]

F-1

IN WITNESS WHEREOF, the undersigned has duly executed this Specified Acquisition Notice as of the date first written above.

HUNTINGTON INGALLS INDUSTRIES, INC.

By:
Name:
Title:

F-2

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

Reference is made to that certain Amended and Restated Credit Agreement dated as of August 2, 2021 (as amended, extended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among Huntington Ingalls Industries, Inc. (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the other financial institutions party thereto. Unless otherwise defined herein, capitalized terms used herein have the meanings attributed thereto in the Credit Agreement.

The undersigned Financial Officer of the Borrower hereby certifies to the Administrative Agent on behalf of the Borrower as of the date hereof as follows:

1.

[Attached hereto as Annex A is the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries as of the end of and for [FISCAL YEAR], setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision. [Also attached are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of any Unrestricted Subsidiaries that constitute Significant Subsidiaries from such consolidated financial statements.]14][15]~~][16]~~

2.

[Attached hereto as Annex A is the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries as of the end of and for [FISCAL QUARTER] and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year. These present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with a customary “management discussion and analysis” provision. [Also attached are the related consolidating financial statements reflecting the adjustments necessary to

14 If required.

15 ~~If required~~To be included if accompanying annual financial statements only.

~~16 To be included if accompanying annual financial statements only.~~

eliminate the accounts of any Unrestricted Subsidiaries that constitute Significant Subsidiaries from such consolidated financial statements.]16] 17~~]18~~

3.	[Attached hereto as Annex B is a detailed consolidated budget for [FISCAL YEAR].~~[19]~~[18]

4.

No Default or Event of Default has occurred. [If unable to provide the foregoing certification, provide here a list of each such Default or Event of Default, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto.]

5.	Attached hereto as Schedule 1 are the reasonably detailed calculations demonstrating compliance with Section 6.11 of the Credit Agreement.

6.

No change in GAAP or in the application thereof has occurred since December 31, 2020. [If unable to provide the foregoing certification, provide here a list of each such change in GAAP or in the application thereof, specifying the effect of such change on the financial statements in Annex A.]

[Remainder of page intentionally blank]

[16]	If required.

[17]	~~If required~~To be included if accompanying quarterly financial statements only.

~~[18]~~	~~To be included if accompanying quarterly financial statements only.~~

~~19~~[18]	To be included if accompanying annual financial statements only.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate for and on behalf of Huntington Ingalls Industries, Inc. and has caused this certificate to be delivered this [    ] day of [            ], 20[    ].

HUNTINGTON INGALLS INDUSTRIES, INC.

By:
Name:
Title:

ANNEX A

to the Compliance Certificate

FINANCIAL STATEMENTS

[See attached]

ANNEX B

to the Compliance Certificate

DETAILED CONSOLIDATED BUDGET

[See attached]

SCHEDULE 1

to Compliance Certificate

Total Leverage Ratio (Total Debt ÷ Consolidated EBITDA~~20~~19)

I. Total Debt

(a)	all Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis consisting of debt for borrowed money:	$

(b)	all Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis consisting of reimbursement obligations in respect of drawn, unreimbursed letters of credit or bankers’ acceptances:	$

(c)	all Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis consisting of Capital Lease Obligations:	$

(d)	all Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis consisting of purchase money debt:~~21~~20	$

	Total	$

~~20~~[19]	For the period of four consecutive fiscal quarters most recently ended on or prior to such date.

~~21~~[20]

For purposes of calculating the Total Leverage Ratio, until the earlier of (i) the consummation of a Specified Acquisition and (ii) termination of the acquisition agreement related to such Specified Acquisition, the Total Leverage Ratio shall not include any Indebtedness of the Borrower or the Guarantors to the extent that (x) such Indebtedness was incurred solely to finance such Specified Acquisition (and any related transactions) and the proceeds of such indebtedness are held as cash or cash equivalents in an escrow or equivalent arrangement (pending the consummation of such Specified Acquisition) and (y) such Indebtedness is redeemable or prepayable at no more than 101% of the principal amount thereof (plus accrued interest) in the event that the Specified Acquisition is not consummated;

II. Consolidated EBITDA~~22~~21

Consolidated Net Income:
net income or loss of the Borrower and the Restricted Subsidiaries
determined on a consolidated basis in accordance with GAAP:		$

less
(a)	the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary:		$

less

(b)	the income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Restricted Subsidiary:		$

less

(c)	the income of any Person in which any other Person (other than the Borrower or a Wholly Owned Restricted Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Wholly Owned Restricted Subsidiary by such Person during such period:		$

less

~~22~~[21]

For purposes of calculating the Total Leverage Ratio for any period (A) the Consolidated EBITDA of any Acquired Entity or Majority Acquired Entity acquired by the Borrower or any Restricted Subsidiary pursuant to a Permitted Acquisition or Permitted Acquisition (Majority) during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period (provided that in the case of any such Majority Acquired Entity (x) such entity shall not be a newly created joint venture and (y) any such amount included on a pro forma basis in respect of a Majority Acquired Entity shall not exceed the amount of dividends and other distributions that would have been actually paid to the Borrower or a Wholly Owned Restricted Subsidiary by such Person during the applicable portion of such period assuming dividends and other distributions were made to the holder of such portion of its Equity Interests in accordance with the applicable good faith projections made available by the Borrower at the time of the Permitted Acquisition (Majority)) and (B) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by the Borrower or any Restricted Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period).

	(d)	any gains attributable to sales of assets out of the ordinary course of business:		$

			Consolidated Net Income Total	$

plus

(a)		the sum, without duplication and to the extent deducted in determining Consolidated Net Income for such period, of

	(i)	Consolidated Interest Expense ~~23~~22:

		(A)	the interest expense (including without limitation imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP:	$

plus

		(B)	any interest accrued during such period in respect of Indebtedness of the Borrower or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP:	$

minus

		(C)	the interest income with respect to unrestricted cash and Permitted Investments of the Borrower and the Restricted Subsidiaries earned during such period in accordance with GAAP:	$

			Consolidated Interest Expense Total	$

	(ii)	letters of credit fees (to the extent not included in Consolidated Interest Expense):		$

	(iii)	consolidated income tax expense:		$

	(iv)	all amounts attributable to depreciation and amortization:		$

~~[23]~~[22]	Interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Restricted Subsidiary with respect to interest rate Swap Contracts.

	(v)	any non-cash charges (other than the write-down of current assets, except for work in progress):	$

	(vi)	any extraordinary losses, expenses or charges:	$

	(vii)	any unusual or non-recurring losses, expenses or charges~~24~~23	$

	(viii)	any financing fees, financial and other advisory fees, accounting and consulting fees and legal fees and related costs and expenses incurred during such period in connection with acquisitions, investments and asset sales permitted by the Credit Agreement:	$

	(ix)	any cash or non-cash charges or losses relating to the closing of the shipyard in Avondale, Louisiana or the facilities in Waggaman, Louisiana, or any restructuring or reorganization of the Borrower or any of its Subsidiaries (including severance costs):	$

	(x)	Transaction Expenses~~25~~24:	$

		Sub-Total	$

minus

(b)		the sum, without duplication, of:

	(i)	all cash payments made on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(v) above in a previous period:	$

	(ii)	to the extent included in determining such Consolidated Net Income, any extraordinary, unusual or non-recurring gains and all non-cash items of income:	$

		Sub-Total	$

plus / minus

~~[24]~~[23]

The aggregate net amount by which Consolidated EBITDA is increased (if positive) by the application of the adjustments in clauses (a)(vii) and (d) below for any period shall not exceed 15% of Consolidated EBITDA for such period (calculated before giving effect to such adjustments)

~~[25]~~[24]

All legal fees, auditors fees and other fees or expenses incurred by the Borrower and the Restricted Subsidiaries in connection with the Transactions (as defined in the Amended and Restated Credit Agreement) (including without limitation, financing fees, financial and other advisory fees, accounting and consulting fees and legal fees and related costs and expenses).

(c)	unrealized losses/gains in respect of Swap Contracts, all determined on a consolidated basis in accordance with GAAP:	$

(d)	pro forma effect to reasonably identifiable and factually supportable “run rate” cost savings and synergies in connection with acquisitions, divestitures and business optimization initiatives, to the extent projected by the Borrower in good faith to result from specified actions taken or expected to be taken within 12 months after the consummation of such acquisition or divestiture or the material commencement of such initiative~~26~~25	$

	Sub-Total	$

Consolidated EBITDA (Consolidated Net Income Total + Sub-Total for (a) –
	Sub-Total for (b) +/- Sub-Total for (c) and (d))	$

Total Leverage Ratio (Total Debt ÷ Consolidated EBITDA)		__ to 1:00

~~26~~[25]

The aggregate net amount by which Consolidated EBITDA is increased (if positive) by the application of the adjustments in clauses (a)(vii) and (d) above for any period shall not exceed 15% of Consolidated EBITDA for such period (calculated before giving effect to such adjustments)

EXHIBIT H

FORM OF CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement, dated as of ________________, is executed by the undersigned in its capacity as an actual or prospective assignee or participant under that certain Amended and Restated Credit Agreement dated as of August 2, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Huntington Ingalls Industries, Inc. (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the other financial institutions party thereto. Terms used herein and not defined have the meanings assigned to them in the Credit Agreement.

The documents furnished to Recipient (as defined below) MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION concerning the Borrower, its affiliates or any party related thereto (collectively, “Borrower Parties”) or securities thereof.

By executing this Confidentiality Agreement, you and your institution (collectively, “you” or the “Recipient”) agree, for the benefit of the Borrower Parties and the Administrative Agent, to be bound by the terms of this notice and the undertakings set forth herein.

I.	Confidentiality

As used herein: (a) “Information” means the information that may be provided to you (whether prepared or communicated by the Administrative Agent or the Loan Parties, their respective advisors or otherwise) relating to the Loan Parties, any of their respective businesses or securities other than any such information that is available on a nonconfidential basis prior to disclosure by the Borrower and (b) “Internal Evaluation Material” means all memoranda, notes, and other documents and analyses developed by the Recipient using any Information.

The Recipient agrees to use all Information in accordance with the Recipient’s compliance policies and the terms of this Confidentiality Agreement.

The Recipient agrees that upon its becoming a Recipient (as defined in the Credit Agreement), the Administrative Agent and/or Borrower will provide syndicate-level information (which may contain material non-public information) in connection with the Credit Agreement to the credit contacts identified on your Administrative Questionnaire, which credit contacts shall be your Representatives (as defined below) for purposes hereof. Such credit contacts shall be able to receive and use syndicate-level information in accordance with your compliance policies and the terms of this Confidentiality Agreement.

The Recipient acknowledges that the Borrower considers the Information to include confidential, sensitive or proprietary information and agrees that it shall maintain the confidentiality of the Information; provided that (i) it may disclose such information to which the Borrower gives its prior written consent and (ii) such Information may be disclosed to it, its affiliates and their respective partners, directors, officers, employees, agents, advisors and other representatives (collectively, “Representatives”) (provided that such Representatives shall be informed by the Recipient of the confidential nature of such information prior to the disclosure and shall be directed to treat such information in accordance with the terms hereof). The Recipient agrees to be responsible for any breach of this Confidentiality Agreement by its Representatives.

The foregoing confidentiality requirements do not apply to (i) any information that is or becomes generally available to the public other than by a breach hereof, (ii) any information available to Recipient on a nonconfidential basis from a source other than the Borrower, the other Loan Parties, the Administrative Agent, the Lenders or their respective agents, or (iii) any disclosure required by law, regulation or administrative or other legal process or requested by regulatory or governmental authorities. The Recipient agrees that it will notify the Borrower and the Administrative Agent as soon as practical in the event of any disclosure pursuant to the aforementioned clause (iii) unless such notification shall be prohibited by applicable law or legal process.

If the Recipient decides not to become an assignee or participant under the Credit Agreement or a counterparty to any swap or derivative transaction relating to the Borrower, then upon request of the Administrative Agent or the Borrower, the Recipient shall as soon as practicable return all written Information (other than Internal Evaluation Material) to the Borrower or represent in writing to the Borrower and the Administrative Agent that the Recipient has destroyed all copies of the written Information (other than Internal Evaluation Material) unless prohibited from doing so by law, regulation or the Recipient’s internal policies and procedures.

The terms and conditions of Part I of this Confidentiality Agreement shall apply until you become a party to the Credit Agreement and thereafter the provisions relating to confidentiality contained in such agreements shall supersede the provisions hereof. If you do not enter into the Credit Agreement, this Confidentiality Agreement shall terminate on the date falling two years after the date hereof.

II.	Information

The Recipient acknowledges and agrees that (i) the Administrative Agent received the Information (other than certain administrative materials provided by the Administrative Agent) from third party sources (including the Borrower) and it is provided to the Recipient for informational purposes, (ii) the Administrative Agent and its affiliates have no responsibility, and shall not be liable, for the accuracy or completeness or lack thereof of the Information or any information contained therein, (iii) no representation regarding the Information is made by the Administrative Agent or its affiliates, (iv) neither the Administrative Agent nor their affiliates have made any independent verification as to the accuracy or completeness of the Information and (v) the Administrative Agent and their affiliates shall have no obligation to update or supplement any Information or otherwise provide additional information.

The Information has been prepared to assist the Recipient in making its own evaluation of the Borrower and the Credit Agreement and does not purport to be all-inclusive or to contain all of the information that such Recipient may consider material or desirable with respect to the Borrower or the Credit Agreement. Each Recipient of the information contained herein should take such steps as it deems necessary to assure that it has the information it considers material or desirable with respect to the Borrower or the Credit Agreement and should perform its own independent investigation and analysis of the Credit Agreement or the transactions contemplated thereby and the creditworthiness of the Borrower. The Recipient represents that it is sophisticated and experienced in extending credit to entities similar to the Borrower. The information contained herein are not a substitute for Recipient’s independent evaluation and analysis and should not be considered as a recommendation by the Administrative Agent or any of its affiliates that any Recipient become a lender, assignee or participant under the Credit Agreement or a counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries.

II.	General

Recipient agrees that money damages would not be a sufficient remedy for breach of this Confidentiality Agreement, and that in addition to all other remedies available at law or in equity, Borrower and the Administrative Agent shall be entitled to equitable relief, including injunction and specific performance, without proof of actual damages.

This Confidentiality Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of law (except Section 5-1401 of the New York General Obligation Law to the extent that it provides that the law of the State of New York shall govern).

[RECIPIENT]

By:
Name:
Title:

EXHIBIT I-1

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of August 2, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Huntington Ingalls Industries, Inc. (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the other financial institutions party thereto.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT I-2

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of August 2, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Huntington Ingalls Industries, Inc. (the “Borrower”), the Lenders party thereto, J.P. Morgan Chase Bank, N.A., as Administrative Agent and the other financial institutions party thereto.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it and/or its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT I-3

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of August 2, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Huntington Ingalls Industries, Inc. (the “Borrower”), the Lenders party thereto, J.P. Morgan Chase Bank, N.A., as Administrative Agent and the other financial institutions party thereto.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non- U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT I-4

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of August 2, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Huntington Ingalls Industries, Inc. (the “Borrower”), the Lenders party thereto, J.P. Morgan Chase Bank, N.A., as Administrative Agent and the other financial institutions party thereto.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) it and/or its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT I-2

FORM OF U.S. TAX CERTIFICATE